AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 28, 2004
                         Commission File No. 333-121042


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT NO. 1 TO
                                    FORM S-3


                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                       INTERACTIVE BRAND DEVELOPMENT INC.
               (Exact name of registrant as specified in charter)

               Delaware                                  9995                                 86-051912
               --------                                  ----                                 ---------
     (State or other jurisdiction          (Primary Standard Classification                 (IRS Employer
           of incorporation)                         Code Number)                           I.D. Number)

                              2200 S.W. 10th Street
                            Deerfield Beach, FL 33442
                                 (954) 363-4797
          (Address and telephone number of principal executive offices)

                              2200 S.W. 10th Street
                            Deerfield Beach, FL 33442
                                 (954) 363-4797
               (Address of principal place of business or intended
                          principal place of business)

                                  Steve Markley
                             Chief Executive Officer
                       Interactive Brand Development Inc.
                              2200 S.W. 10th Street
                            Deerfield Beach, FL 33442
                                 (954) 363-4797
            (Name, address and telephone number of agent for service)
     Copies of all communications, including all communications sent to the agent for service, should be sent to:

                                  Steve Markley
                             Chief Executive Officer
                       Interactive Brand Development Inc.
                              2200 S.W. 10th Street
                            Deerfield Beach, FL 33442
                                 (954) 363-4797

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

                                                                                 Proposed
        Title of each               Shares to be             Maximum          Proposed maximum
     Class of securities         registered for sale   offering price per         aggregate        Amount of registration
       to be registered           in this offering          share (1)          offering price                fee

Common Stock, par value $.001        69,766,307               $0.50            $34,883,153.50             $4,105.75
per share
Common Stock, par value $.001       5,000,000                 $3.00              $15,000,000              $1,765.50
per share
Total                                                                                                   $5,871.25


All shares of common stock being registered hereunder are being offered by us.

(1) Offering price computed in accordance with Rule 457(g).


(2) Includes an additional 5,000,000 shares of common stock representing the maximum number of shares of common stock as may be required for issuance upon the exercise of warrants. Offering price is computed in accordance with Rule 457(g).

(3) Fee previously paid.


The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                     SUBJECT TO COMPLETION DECEMBER 28, 2004


                       INTERACTIVE BRAND DEVELOPMENT INC.


                        74,866,307 shares of common stock

By means of this prospectus, Interactive Brand Development Inc. is registering shares of our common stock which may be acquired at a later date upon conversion of our previously issued 10% notes and convertible preferred stock or upon exercise of outstanding warrants to purchase shares of our common stock. Our 10% convertible notes, convertible preferred stock and warrants were issued in October 2004 to enable us to acquire a minority interest in the capital stock of Penthouse Media Group, Inc., the company that publishes Penthouse Magazine and owns and licenses the PENTHOUSETM brand and other intellectual property worldwide. We are registering up to 42,165,947 shares of common stock issuable upon conversion or exercise of these securities in accordance with recent agreements we entered into with the holders of such securities.

We are also registering for resale an additional 20,000,000 shares of our common stock that are issuable to Media Billing LLC, a subsidiary of PHSL Worldwide, Inc., upon conversion of shares of Series D preferred stock, subject to shareholder and American Stock Exchange approval, being issued in connection with a settlement and termination agreement between our company and PHSL. Without the prior written consent of our board of directors, Media Billing is restricted from reselling any of the 20,000,000 shares of common stock that are issuable through the conversion of the Series D preferred stock for a period of one year from the date of this prospectus.


We are also registering for resale:


         o 4,000,000 shares to be issued to Oak Street Ventures, Inc. in connection with the settlement and termination agreement, which shares are also subject to a one-year lock up agreement on resale;

         o An aggregate of 6,700,000 shares to be issued in connection with our acquisitions of certain animation cel art library and related intellectual property; and

         o 2,000,360 shares issued in prior periods to various third parties in consideration for services previously provided to our company and other consideration.

Of the shares of common stock being registered by means of this prospectus, an aggregate of 69,460,921 shares may become beneficially owned by stockholders who will own 5% or more of our outstanding common stock. We will not receive any proceeds from the issuance or sale of the common stock that is being registered under this prospectus. Our company will pay for the expenses of this offering.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. FOR A DESCRIPTION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.


Interactive Brand Development Inc.'s common stock is quoted on the American Stock Exchange under the symbol "IBD." On December 2, 2004 the closing bid price for one share of our common stock was $0.45.


                The date of this prospectus is December _, 2004.

                                TABLE OF CONTENTS

                                                                           Page


Incorporation of Certain Information by References                           1
Prospectus Summary                                                           2
Forward-Looking Statements                                                   4
Risk Factors                                                                 5
Use of Proceeds                                                             18


Our Business                                                                19
Legal Proceedings                                                           30
Board of Directors and Management                                           31
Principal Stockholders and Holdings of Management                           32
Pro Forma Principal Stockholders and Holdings of Management                 33
Selling Stockholders                                                        35
Plan of Distribution                                                        40


Description of Common Stock                                                 42
Legal Matters                                                               43
Experts                                                                     43
Available Information                                                       43
Indemnification                                                             44

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to incorporate into this prospectus information we file with it in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus that update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these securities.


Form 8-K Current Reports filed on March 31, 2004; April 14, 2004; April 23, 2004; August 4, 2004; September 28, 2004; September 30, 2004; October 26, 2004;
and December 14, 2004.


Form 8-K/A Current Report filed on June 28, 2004.

Quarterly Report Form 10-QSB for the period ended March 31, 2004; June 30, 2004 and September 30, 2004.

Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

Proxy Statement on Form 14A filed on November 1, 2004.

You may request a copy of these documents, at no cost, by writing to:

INTERACTIVE BRAND DEVELOPMENT, INC.
(formerly, Care Concepts I, Inc.)
2200 S.W. 10th Street
Deerfield Beach, FL  33442
Telephone: (954) 363-4797
Telecopier: (954) 363-4730

                               PROSPECTUS SUMMARY

OUR COMPANY

We are a media and marketing company with interests in online auctions, classic animation libraries and branded adult entertainment. We recently purchased a 39.5% equity interest in Penthouse Media Group, Inc., an established global adult media, entertainment and licensing company founded in 1965 that publishes Penthouse MagazineTM, and owns and licenses the PENTHOUSETM trademarks and other intellectual property. We are seeking to expand our activities in the media industry by acquiring XTV Investments LLC, the majority owner of XTV, Inc., a development stage interactive video-on-demand company that intends to broadcast video content to standard television sets using the Internet (video over IP; or IPTV). Also through XTV Investments, we are acquiring 100% of Nexcend Marketing LLC, an online financial services and data base marketing company that sells proprietary VISA(R) debit cards for a fee.

Through our wholly owned subsidiary iBid America, Inc., we operate an online marketing, advertising and sales promotion business. At our website, consumers can bid to acquire gift certificates redeemable for such items as hotel accommodations, restaurant meals, concerts, golf courses, shopping experiences, and personal services provided by businesses. In exchange for promoting and marketing these businesses on our website and through community functions such as charity events, we retain the auction revenue generated by the online consumer auctions. The iBid auction site is localized to specific geographic areas, and we currently conduct live auctions in Central Florida, South Florida, Southwest Florida, Greater Cincinnati, Ohio and the Las Vegas area.


On October 19, 2004, we consummated a transaction to acquire a 39.5% minority equity interest in the post-bankruptcy, reorganized Penthouse Media Group, Inc. (formerly known as General Media, Inc.). Penthouse Media Group emerged from bankruptcy reorganization on October 5, 2004. In order to finance the purchase price for our equity investment in the reorganized Penthouse Media Group, we sold $9.525 million principal amount of our 10% notes, due September 15, 2009, 35,000 shares of our Series E convertible preferred stock, 54,500 shares of our Series F convertible redeemable senior secured preferred stock and 45,000 shares of our Series G convertible preferred stock to 22 investors for $16.475 million of gross proceeds. Currently, such convertible securities, together with 3-year warrants to purchase up to 4,216,280 additional shares of our common stock at $3.00 per share, may be converted or exercised for up to 72,215,776 shares of our common stock. We are including 42,165,947 of these underlying shares in this prospectus.


In November 2004, we acquired 4playauction.com, an adult lifestyle auction website in consideration for 25,000 common shares. We believe that the acquisition, which includes the website, URL, and proprietary software, is a logical and synergistic addition to our existing mainstream auction operations and our investments in adult entertainment, including our equity interest in Penthouse Media Group.


On December 3, 2004, we entered into a non-binding letter of intent to acquire 99% of the equity of XTV Investments LLC, a company that owns a 51% interest in XTV Inc. and owns 100% of Nexcend Marketing LLC, an online financial services, Internet advertising and database marketing company. XTV Inc. has developed a device and related software that users can plug into a broadband DSL or cable connection to receive video and other interactive content over Internet Protocol
(IP) directly on a traditional television set. Although the system can deliver any video content category that can be converted to digital format, the XTV business plan currently centers exclusively around pay-tv, video-on-demand and interactive services distributing adult entertainment which management believes has historically demonstrated relatively predictable consumer demand at specified price points. For low-cost online customer acquisition activities, Nexcend markets and arranges for the issuance of VISA(R) cards to consumers over the Internet, advertising on third party websites and through email. Nexcend intends to subsequently market to the VISA cardholders other services such as identity theft insurance and discount buying services. Currently, Nexcend has approximately 175,000 existing account holders and added approximately 96,000 from October 22, 2004 to November 22, 2004. Nexcend seeks to expand its online advertising and marketing channels with third parties. Nexcend intends to target market the XTV service over the Internet to consumers represented in various databases who have previously purchased adult oriented entertainment online, as well as to bundle the XTV products with the issuance of the VISA cards offered through Nexcend.

Under the terms of the letter of intent, we intend to acquire 99% of the equity of XTV Investments in exchange for 25,000,000 shares of our common stock, $2.0 million in cash and $12.5 million in the form of our 6% note due as to principal on December 31, 2009. In addition, we agreed to issue 25,000,000 additional shares of our common stock that are subject to forfeiture by the owners of XTV Investments if the XTV and Nexcend businesses fail to achieve certain revenues and cash flow over the next three fiscal years. We believe that these businesses represent our greatest potential for future revenues and profitability. Consummation of our proposed acquisition of the equity of XTV Investments is subject to certain conditions, including execution of definitive agreements, our receipt of a fairness opinion from an independent investment banker and the approval of the holders of a majority of our outstanding common stock.

In July 2004, we entered into an agreement with PHSL Worldwide, Inc. (formerly, Penthouse International, Inc.), to acquire 100% of the equity interest of Media Billing and its subsidiary, Internet Billing Company LLC ("iBill"), from PHSL in exchange for securities convertible into 49.9% of our fully-diluted common stock. In October 2004, in anticipation of the acquisition of iBill and to collateralize our obligations to holders of our 10% notes and our series F preferred stock aggregating $14.975 million, PHSL, Media Billing and iBill granted such investors subordinated security interests totaling $14.975 million in the iBill equity and assets. In December 2004, the parties agreed to terminate the iBill acquisition. As consideration for the termination of the contemplated transaction, including mutual releases, and for the security interests in the assets and equity of iBill that continue to be retained by the holders of these convertible securities. Media Billing has received consideration valued at approximately $10.0 million. Such consideration consists of 20,000 shares of our non-voting Series D preferred stock convertible into a total of 20,000,000 shares of our common stock and our $1.0 million 6% note payable to Media Billing maturing on December 31, 2009. In addition, Media Billing agreed to forgive $500,000 of indebtedness owed by our company. The final termination of the iBill acquisition is subject to the consent of our investors that participated in the Penthouse Media Group transactions, the approval of the holders of a majority of our common stock and American Stock Exchange approval.


Our executive offices are located at 2200 S.W. 10th Street, Deerfield Beach, FL 33442. Our telephone number (954) 363-4797, fax number is (954) 363-4730 and website is www.ibidusa.com.

THE OFFERING


By means of this prospectus, we are registering and offering for resale by certain of our existing security holders, up to 42,165,947 shares of common stock which such persons may acquire upon exercise of warrants to purchase our common stock exercisable at $3.00 per share and upon conversion of convertible notes and convertible preferred stock issued in connection with our acquisition of our interests in Penthouse Media Group.

We have also agreed that subject to consents from holders of our convertible securities, shareholder approval and American Stock Exchange approval, we will register for resale the 20,000,000 shares of common stock that are issuable to Media Billing upon conversion of shares of Series D preferred stock we issued to Media Billing in connection with our recent termination of the iBill acquisition agreement (See Termination of the iBill Transaction). We are also registering 4,000,000 shares to be issued to Oak Street Ventures, Inc., a third party consultant, in connection with the terminated transaction with iBill. These 4,000,000 shares are subject to a one-year lock up agreement. Without the prior written consent of our board of directors, Media Billing is restricted from reselling any of the 20,000,000 shares of common stock that are issuable through the conversion of the Series D preferred stock for a period of one year from the date of this prospectus.


We are registering 3,000,000 shares to be issued to American Collectors Exchange, Inc. in connection with our acquisition of certain animation cel art libraries and related intellectual property in November 2004. We are also registering for resale 3,700,000 shares of our common stock to be issued to Original Cartoon Cels, Inc. in connection with the purchase of cel art under an agreement entered into in December 2004. The 3,000,000 shares and the 3,700,000 shares are both subject to a one-year lock up agreement.


We are also registering 2,000,360 shares issued during 2004 to various third parties in consideration for services provided to our company and other consideration.

None of the 74,866,307 shares of common stock being registered by means of this prospectus are beneficially owned by current holders of more than 5% of our outstanding common stock. However, an aggregate of 69,460,921 of such shares may become beneficially owned by stockholders who will own 5% or more of our outstanding common stock.

We will not receive any proceeds from the registration, issuance or sale of these shares included in this prospectus. However, we may receive up to $1,500,000 upon the exercise of warrants issued under the Penthouse transaction. The shares of common stock underlying these warrants are included in this prospectus. Any proceeds will be used for working capital purposes.

As of November 30, 2004, we had 15,672,425 shares of common stock issued and outstanding. The number of outstanding shares does not give effect to the additional shares that may be issued upon the conversion of our recently issued 10% notes, preferred stock and warrants used to facilitate and finance our investment in Penthouse Media Group, the issuance of 20,000,000 shares to Media Billing upon conversion of our Series D preferred stock or any of the other shares included in this prospectus.

In addition, if we consummate the acquisition of XTV Investments, we anticipate issuing approximately 25,000,000 shares of our common stock to the owners of XTV Investments, and 25,000,000 additional shares, subject to potential forfeiture depending upon the future revenues or operating profits of the XTV Investments businesses.


ANY PURCHASE OF THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. RISK FACTORS INCLUDE OUR LACK OF REVENUES, A HISTORY OF LOSSES, OUR EFFORTS TO DEVELOP NEW BUSINESS INITIATIVES AND OUR NEED FOR ADDITIONAL CAPITAL. SEE THE "RISK FACTORS" SECTION OF THIS PROSPECTUS FOR ADDITIONAL RISK FACTORS.


Our common stock currently trades on the American Stock Exchange under the American Stock Exchange Symbol: IBD.


                           FORWARD LOOKING STATEMENTS

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our and our subsidiaries' and affiliates' expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from our expectations. We do not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in this Registration Statement under the caption "Risk Factors" and our ability to fund our operations, actions of our competitors, and changes in general economic conditions. Many of these factors are outside of our control.

                                  RISK FACTORS

The securities being registered hereby are highly speculative and prospective investors should consider, among other things, the following factors related to our business, operations and financial position.

GENERAL

WE HAVE A SHORT OPERATING HISTORY BY WHICH YOU CAN EVALUATE OUR BUSINESS AND PROSPECTS.

Except for our minority investment in Penthouse Media Group, we have a limited operating history from which to evaluate our business and prospects in our current market. In addition, XTV is a development stage business with no history of revenues or earnings by which we can objectively gauge the validity of its business plan or future operating results. Accordingly, our operating results in the future will be subject to all of the risks and uncertainties inherent in the development and maturation of new businesses.

WE HAVE HAD A HISTORY OF OPERATING LOSSES AND THIS MAY CONTINUE TO BE THE CASE.

Our expenses are currently greater than our revenues. At September 30, 2004, we had an accumulated deficit of $2,779,115 and posted net losses of $1,860,740, $464,768 and $117,041 for the nine months ended September 30, 2004 and for the years ended December 31, 2003 and 2002, respectively. Our ability to operate profitably depends on increasing our sales and achieving sufficient gross profit margins. We cannot assure you that we will operate profitably.


WE WILL NEED TO RAISE ADDITIONAL CAPITAL TO MEET CERTAIN OBLIGATIONS WE HAVE INCURRED IN CONNECTION WITH OUR RECENT INVESTMENT IN PENTHOUSE MEDIA GROUP AND FOR OUR PROPOSED XTV AND NEXCEND BUSINESSES.


We acquired 39.5% of the common stock of Penthouse Media Group for $16.375 million in cash, and have guaranteed the payment of an additional $2.0 million to the majority stockholders of Penthouse Media Group by December 31, 2004. If we or other affiliates of PHSL are unable to make such payment on a timely basis, we could lose approximately 12.2% of our current equity investment in Penthouse Media Group under an option granted to the majority stockholders. If such option is exercised by reason of a default in such $2.0 million payment, our ownership interest in the capital stock of Penthouse Media Group will decrease to approximately 34.5%. In addition, in order to produce and deliver the XTV boxes, obtain additional video and other adult entertainment content, build the software, server system and related technology and personnel infrastructure for our proposed XTV and Nexcend businesses, we anticipate that we will require approximately $5.0 million of additional capital over the next 12 months. There can be no assurance that we or will be able to raise the necessary financing on a timely basis; failing which the business development of our proposed XTV and Nexcend subsidiaries would be materially and adversely affected.

WE HAVE RECENTLY INCURRED AND EXPECT TO INCUR SIGNIFICANT DILUTION TO THE EQUITY OF OUR EXISTING SHAREHOLDERS.


In connection with our investment in Penthouse Media Group, we issued securities convertible into approximately 68,000,000 shares of our common stock and warrants entitling the holders to purchase an additional 4,200,000 shares. In addition, agreed to issue to Media Billing 20,000,000 shares of our common stock and expect to issue to affiliates of XTV Investments in connection with the proposed acquisition of the XTV and Nexcend business opportunities, a total of 50,000,000 shares of our common stock, of which 25,000,000 shares will be subject to forfeiture and cancellation if our XTV and Nexcend businesses fail to achieve certain levels of revenues and operating profits. These transactions may result in the equity of our existing common stockholders holding approximately 15,700,000 shares being reduced to approximately 10% of our fully-diluted common stock. As a result of our announcement of these transactions and other factors, the market price of our common stock fell from a high closing price of $8.25 per share in April 2004 to a closing price of $0.45 per share on December 2, 2004.


In addition, as we attempt to raise additional capital, the ownership of our existing stockholders will be further diluted.

WE WILL NEED TO AMEND OUR CERTIFICATE OF INCORPORATION TO AUTHORIZE ADDITIONAL SHARES OF OUR COMMON STOCK.


At the present time, we have only 30,000,000 shares of our common stock authorized under our certificate of incorporation, of which approximately 15,700,000 shares are issued and outstanding. In order to comply with our obligations to holders of our 10% convertible notes, shares of convertible preferred stock and warrants, we are obligated to have approximately an additional 72,200,000 shares available for issuance. We also issued to Media Billing shares of our preferred stock convertible into a total of 20,000,000 shares of common stock, and intend to issue up to 50,000,000 shares to the owners of XTV Investments. We intend to amend our certificate of incorporation to increase our authorized common stock to 350,000,000 shares to accommodate these and other potential stock issuances. We intend to file a Form 14C Information Statement describing the Penthouse Media Group investment and our proposed amendment to our certificate of incorporation with the SEC and, after the applicable review period, mail such statement to all of our current shareholders. If, for any reason we are unable to consummate such amendment to our certificate of incorporation by December 31, 2004, we will face financial penalties to certain holders of our 10% convertible notes and convertible preferred stock. We are currently seeking consents from these security holders to extend the deadline. If such amendment is not consummated by March 31, 2005, we will be in default of our obligations to such investors which could result in the acceleration of approximately $15.0 million of indebtedness. In addition, under the rules of the American Stock Exchange, consummation of our proposed acquisition of XTV Investments requires the approval of holders of the majority of our outstanding common stock. Our failure to amend our certificate of incorporation or obtain such stockholder approval for the XTV Investments acquisition would have a material adverse effect on our financial condition, business plans and viability as a business. WE WILL NEED ADDITIONAL CAPITAL TO IMPLEMENT OUR EXPANSION PLANS FOR OUR EXISTING MARKETING BUSINESS.


Our business plan indicates that our online auction marketing business will require approximately $1.0 million of additional working capital in fiscal 2005, assuming that we open 7 to 10 new markets through December 2005. Each new market costs approximately $70,000 to open and stabilize to break-even status. Expansion into each market is predicated on our ability to borrow from third parties or on revenue being generated by the current markets to fund future markets or on the success of our independent sales representative program

AS OUR ONLINE MARKETING, ADVERTISING AND SALES PROMOTION BUSINESS IS NOT A TRADITIONAL WAY OF ADVERTISING AND MARKETING, IT MAY BE DIFFICULT FOR YOU TO DETERMINE WHETHER SUCH BUSINESS CAN BE COMMERCIALLY SUCCESSFUL.

To date, we have had only limited auction sales in the commercial marketplace. To be successful, we will have to increase our number of auctions. However, for several reasons, we may not be able to generate increasing sales. Potential customers may not be able to see the advantage of using our services over the traditional way of advertising and marketing. Our competitors could introduce services that are more economical to use, or that have better features, making them more attractive to buyers.

A TRADING MARKET MAY NOT DEVELOP FOR OUR SECURITIES WHICH COULD RESULT IN ILLIQUIDITY FOR YOUR INVESTMENT.

While our common stock currently trades on the American Stock Exchange, it is thinly traded. There is no assurance that trading activities or market making activities, if increased, will be maintained, which could result in illiquidity of your investment.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE MATERIALLY ADVERSELY AFFECTED BY MARKET VOLATILITY.

The market price of our common stock has been and is likely to continue to be highly volatile and may fluctuate substantially. The price of the common stock that will prevail in the market after this offering may be higher or lower than the price you pay, depending on many factors, some of which are beyond our control. In particular, the announcement of any significant customer developments, or our failure to achieve expected financial results could have a material adverse effect on our stock price.

RISKS RELATED TO OUR ADULT CONTENT INVESTMENT AND PROPOSED BUSINESSES

THERE HAS BEEN A SIGNIFICANT DECLINE IN NEWSSTAND SALES AND CIRCULATION OF PENTHOUSE PUBLICATIONS.


In recent years, domestic newsstand circulation for men's magazines has been declining and domestic average monthly newsstand circulation of Penthouse publications has decreased significantly. We believe that changes in the social climate that are adverse toward men's magazines will continue. Unless Penthouse Media Group is able to successfully refocus its marketing efforts toward the sale of products and services around its Penthouse brand through broadening customer appeal of its publications, and other outlets, such as licensing its brand, retail video, cable television and the Internet, the Penthouse Media Group revenues may continue to decline and our investment in Penthouse Media Group will be materially and adversely affected.


IF PENTHOUSE MEDIA GROUP IS UNABLE TO COMPETE EFFECTIVELY WITH OTHER FORMS OF ADULT AND NON-ADULT ENTERTAINMENT, IT WILL NOT BE ABLE TO INCREASE SUBSCRIBER REVENUE.

The ability of Penthouse Media Group to increase revenue is also related to its ability to compete effectively with other forms of adult and non-adult entertainment. Penthouse Media Group faces significant competition in the adult entertainment industry from other providers of adult programming, adult video rentals and sales, books and magazines aimed at adult consumers, adult oriented telephone chat lines, and adult oriented Internet services. Its ability to compete depends on many factors, including the quality and appeal of Penthouse Media Group's competitors' content, the technology utilized by its competitors, the effectiveness of their sales and marketing efforts and the attractiveness of their product offerings.

Many of the existing competitors of Penthouse Media Group, as well as potential new competitors, have significantly greater financial, technical and marketing resources than Penthouse Media Group does. This allows them to devote greater resources to the development and promotion of their product offerings. These competitors may also engage in more extensive technology research and development and adopt more aggressive pricing policies for their subscription-based content. Additionally, increased competition could result in price reductions, lower margins and negatively impact Penthouse Media Group's future financial results.

WE HAVE NO CONTROL OVER THE MANAGEMENT OR OPERATIONS OF OUR PENTHOUSE MEDIA GROUP INVESTMENT.

We have a minority equity interest in Penthouse Media Group and own non-voting common stock. Although our agreements provide us with one seat on the Penthouse Media Group board of directors and certain rights as a minority stockholder, the management and future direction of the business of Penthouse Media Group is vested solely in Marc H. Bell, Daniel Staton and their affiliates (the "Bell/Staton Group") who own 100% of the voting common stock of that corporation. Although the Bell/Staton Group have made a considerable investment in Penthouse Media Group and we both endorse their business plan and have confidence in their ability to generate additional revenues and restore Penthouse Media Group to profitability, there can be no assurance that the management of Penthouse Media Group will be successful, or that we will ever receive a return on our considerable investment in Penthouse Media Group.

WE MAY NOT BE ABLE TO SUCCESSFULLY GENERATE REVENUES AND PROFITS FROM OR OTHERWISE LEVERAGE THE PENTHOUSE(TM) BRAND.


Under the terms of our agreement with Penthouse Media Group, we have the right to license the PENTHOUSE trademark and brand for certain specific purposes, limited to auction websites, lifestyle resorts (excluding casinos) and travel agencies and travel related businesses. Although we are in preliminary discussions with the Bell/Staton Group to expand our licensing arrangements to access the PENTHOUSE brand for our proposed XTV business and other ventures, we have not, as yet, entered into any definitive licensing agreements with Penthouse Media Group. In addition, if the $2.0 million obligation owed to the Bell/Staton Group is not timely paid by December 31, 2004, under our agreements, we stand to lose all potential future licensing rights. Accordingly, there can be no assurance that we will derive any future licensing or other benefits from our relationship with Penthouse Media Group, other than a potential return on our equity investment.

LAWS AND GOVERNMENT REGULATIONS GOVERNING ADULT CONTENT COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

Although the right to create adult content is protected by the First and Fourteenth Amendments to the United States Constitution, the First and Fourteenth Amendments do not protect the dissemination of this material, and several states and communities in which adult entertainment products and services are provided have enacted laws regulating the distribution of late night programming with some offenses designated as misdemeanors and others as felonies, depending on numerous factors. The consequences for violating the state statutes are as varied as the number of states enacting them. The potential penalties for individuals (including corporate directors and officers) violating these federal laws include fines, community service, probation, forfeiture of assets and incarceration. Although we believe that Penthouse Media Group and our proposed XTV businesses have and will continue to undertake to comply with all applicable statutes and regulations, we cannot assure you that these efforts will be successful and that it will always comply with all applicable state and federal statutes and regulations.

CHANGES IN LAWS AND REGULATIONS REGARDING THE DISSEMINATION OF ADULT CONTENT MAY RESTRICT THE ABILITY OF PENTHOUSE MEDIA GROUP OR XTV TO SELL OR LICENSE ITS PRODUCTS.

While, to our knowledge, neither Penthouse Media Group nor XTV has been subject to any enforcement action to prohibit the dissemination of any of its content to its customers, new laws or amendments to current ones may enable or facilitate governmental bodies to prohibit or proscribe the publication of material defined as "obscene" or in similar terms. For example, if a territory determines that the website content and the film, video and photo productions that comprise certain of the products and services offered by Penthouse Media Group or XTV is obscene according to their legal definition of that term, which definitions are in constant flux, such companies may be prohibited from carrying on business in certain jurisdictions, and may be subject to civil or criminal penalties.

OUR PROPOSED XTV AND NEXCEND BUSINESSES FACE INTENSE COMPETITION FROM A NUMBER OF SOURCES, WHICH MAY IMPAIR OUR ABILITY TO GENERATE REVENUES AND OUR ABILITY TO ATTRACT SUBSCRIBERS.

The personal television market is new and rapidly evolving and XTV and Nexcend will face intense competition from a number of sources, including

         o companies such as Microsoft, OpenTV, NDS, EchoStar Communications Corp. and CacheVision offering similar products and services,

         o        companies licensing DVR and personal television technologies;
                  or

         o consumer electronics companies, including RCA and Panasonic, that are producing or announcing their intention to produce no-fee, basic functionality DVRs or recordable DVD players and combination DVR/recordable DVD players that are able to record television programs on blank DVD discs.

Most of these companies have substantially greater brand recognition and market presence and substantially greater financial, marketing and distribution resources than we do. Also, most of these companies also have established relationships with third party consumer electronic manufacturers, network operators and programmers, which could make it difficult for us to establish relationships and enter into agreements with these third parties. Some of these competitors also have relationships with our strategic partners.

OUR FUTURE SUCCESS IS DEPENDENT ON THE DEVELOPMENT OF THE EMERGING VIDEO-ON-DEMAND MARKET AND IF VIDEO-ON-DEMAND DOES NOT GAIN BROAD MARKET ACCEPTANCE, OUR BUSINESS MAY NOT GROW AS WE HAVE PLANNED.

We believe our future revenue growth will come predominately from sales and services related to our video-on-demand products marketed by XTV and Nexcend. The video-on-demand market is in the emerging stages of development and involves a limited number of cable system operators. The success of this market requires that cable system operators, particularly the seven largest domestic cable system operators, continue to upgrade their cable networks to support digital two-way transmission service and successfully market video-on-demand and similar services to their cable television subscribers. Cable system operators have only begun commercial deployment of video-on-demand service to residential cable subscribers within the past year and, accordingly, to date our digital video systems have been commercially available only to a limited number of subscribers. As a result, the ability of our digital video systems to support a substantial number of subscribers is commercially unproven. If cable system operators fail to make the capital expenditures necessary to upgrade their networks or determine that broad deployment of video-on-demand services is not viable as a business proposition or if our digital video systems cannot support a substantial number of subscribers while maintaining a high level of performance, our revenues will not grow as we have planned.

IF WE ARE UNABLE TO MANAGE OUR GROWTH AND THE RELATED EXPANSION IN OUR OPERATIONS EFFECTIVELY, OUR BUSINESS MAY BE HARMED.

Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires effective planning and management. Not only do we require significant additional capital resources to grow in size, but our growth and our anticipated future operations will place, a significant strain on our management, administrative, operational and other resources. To manage future growth effectively, we must continue to improve our management and operational controls, enhance our reporting systems and procedures, hire and integrate qualified new personnel and manage expanded operations. A failure to manage our growth may harm our business through a decreased ability to monitor and control effectively our operations, and a decrease in the quality of work and innovation of our employees upon which our business is dependent.

IF CONTENT PROVIDERS LIMIT THE SCOPE OF CONTENT LICENSED FOR USE IN THE DIGITAL VIDEO-ON-DEMAND MARKET, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE NEGATIVELY AFFECTED.

The success of the video-on-demand market is contingent on content providers, such as major movie studios and independent producers of adult entertainment, permitting their content to be licensed for use in this market. Content providers may, due to concerns regarding either or both marketing and illegal duplication of the content, limit the extent to which they provide content to the video-on-demand market. A limitation of content for the video-on-demand market would indirectly limit the market for the XTV system that is proposed to be used in connection with that market.

IF WE ARE UNABLE TO SUCCESSFULLY INTRODUCE TO OUR MARKETPLACE NEW PRODUCTS OR ENHANCEMENTS TO EXISTING PRODUCTS, OUR FINANCIAL CONDITION AND OPERATING RESULTS MAY BE ADVERSELY AFFECTED.

Because our business plan is based on technological development in the form of both development of new products and enhancements to our existing products, our future success is dependent on our successful introduction to the marketplace of these products and enhancements. In the future we may experience difficulties that could delay or prevent the successful development, introduction and marketing of these and other new products and enhancements, or find that our new products and enhancements do not adequately meet the requirements of the marketplace or achieve market acceptance. Announcements of currently planned or other new product offerings may cause customers to defer purchasing our existing products. Our inability to develop new products or enhancements on a timely basis or the failure of these new products or enhancements to achieve market acceptance could have a material adverse effect on our business, financial condition and results of operations.

IF WE ENCOUNTER TECHNOLOGICAL DIFFICULTIES IN TRANSMITTING OUR VIDEO CONTENT, OUR BUSINESS PLAN WILL BE MATERIALLY AND ADVERSELY AFFECTED.

Although current testing of the XTV technologies has provided limited positive results, the transmission of video content from broadband directly to a traditional television set is a new and innovative system. If XTV encounters delays in the mass production of its hardware, failures in the hardware or its server is unable to accommodate consumer demand for the XTV content, such problems may not be able to be rapidly and successfully corrected. These errors or failures could cause delays in product introductions and shipments, or require design modifications that could result in the cancellation of consumer subscriptions and materially adversely affect potential revenues and profits of that segment of our business.

SINCE XTV IS DEPENDENT ON THIRD PARTIES SUPPLIERS FOR THE MANUFACTURE OF ITS PRODUCTS AND COMPONENTS, ITS BUSINESS PLAN AND OUR FUTURE FINANCIAL CONDITION AND RESULTS OF OPERATION COULD BE MATERIALLY ADVERSELY AFFECTED BY A FAILURE OF THESE SUPPLIERS OR MANUFACTURERS TO MAKE TIMELY DELIVERIES.

The XTV television set top box and video content must be obtained by XTV from third party suppliers, including a Hong Kong based company who has contracted with XTV to supply the hardware needed to transmit content from a consumers broadband (DSL or cable) connections to standard televisions. If we are unable to make timely payments to such supplier, or if such supplier should encounter technical or financial difficulties, the XTV service would be interrupted or suspended. XTV could also experience quality control problems, where products do not meet specifications or were damaged in shipping, and delays in the receipt of hardware or their components. These problems could have a material adverse effect on the XTV business plan. While XTV believes that there are alternative suppliers available for these products and components, if it is required to obtain these components from alternative suppliers it could delay the introduction of XTV's products or otherwise adversely affect the growth of the XTV business. In addition, these alternative products or components may not be functionally equivalent or may be unavailable on a timely basis or on similar terms. The inability to obtain sufficient key components as required, or to develop alternative sources if and as required in the future, could result in delays or reductions in product shipments which, in turn, could have a material adverse effect on our proposed XTV business, financial condition and results of operations.

In addition, even if demand for the XTV products and services is robust, our current supplier may not be able to meet our future volume or quality requirements at a price that is favorable to us. There can be no assurance that we will be able to obtain hardware and components from qualified alternative sources at attractive prices. Any financial, operational, production or quality assurance difficulties experienced by these third party manufacturers that result in a reduction or interruption in supply to us could have a material adverse effect on the XTV business, financial condition and results of operations. Our ability to meet anticipated demand for the XTV system will depend directly on our financial resources as well as our ability to access participating vendors.

IF THE XTV BUSINESS IS UNABLE TO SUCCESSFULLY COMPETE IN OUR MARKETPLACE, OUR FINANCIAL CONDITION AND OPERATING RESULTS MAY BE ADVERSELY AFFECTED.

The XTV business will compete against both computer companies offering video server platforms and more traditional analog video playback systems. In the digital advertisement insertion market, we compete against suppliers of both analog tape-based and digital systems.

Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources, including computer hardware and software companies and television equipment manufacturers, may enter those markets, thereby further intensifying competition. Increased competition could result in price reductions and loss of market share, which would adversely affect our business, financial condition and results of operations. Many of our current and potential competitors have greater financial, selling and marketing, technical and other resources than we do. Moreover, our competitors may also foresee the course of market developments more accurately than we do. Although we believe that we have certain technological and other advantages over our competitors, realizing and maintaining these advantages will require a continued high level of investment by us in research and product development, marketing and customer service and support. In the future we may not have sufficient resources to continue to make these investments or to make the technological advances necessary to compete successfully with our existing competitors or with new competitors.

CHANGES IN TECHNOLOGY COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS, PROSPECTS, FINANCIAL CONDITION AND FUTURE OPERATING RESULTS.

If we fail to respond to rapidly changing technologies related to digital video and other online content, our business, financial condition and results of operations would be materially adversely affected because the competitive advantage of our products relative to those of our competitors would decrease.

The markets for our products are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions and enhancements. Future technological advances in the television and video industries may result in the availability of new products or services that could compete with the solutions provided by us or reduce the cost of existing products or services, any of which could enable our existing or potential customers to fulfill their video needs better and more cost efficiently than with our products. Our future success will depend on our ability to enhance the XTV video product delivery system, including the development of new applications for our technology, and to develop and introduce new products to meet and adapt to changing customer requirements and emerging technologies. In the future, we may not be successful in enhancing our digital video products or developing, manufacturing and marketing new products that satisfy consumer needs or achieve market acceptance. In addition, there may be services, products or technologies developed by others that render our products or technologies uncompetitive, unmarketable or obsolete, or announcements of currently planned or other new product offerings either by us or our competitors that cause customers to defer or fail to purchase our existing solutions.

OUR ABILITY TO COMPETE COULD BE JEOPARDIZED IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM THIRD-PARTY CHALLENGES.

Our success and ability to compete depends upon our ability to protect our proprietary technology that is incorporated into our broadband and broadcast products. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Although we have one issued patent, we cannot assure you that any additional patents will be issued or that the issued patent will not be invalidated. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise misappropriate and use our products or technology without authorization, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. We may need to resort to litigation in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. If competitors are able to use our technology, our ability to compete effectively could be harmed.

IN THE FUTURE WE COULD BECOME SUBJECT TO LITIGATION REGARDING INTELLECTUAL PROPERTY RIGHTS, WHICH COULD SERIOUSLY HARM OUR BUSINESS AND REQUIRE US TO INCUR SIGNIFICANT COSTS.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We may be a party to litigation in the future to enforce our intellectual property rights or as a result of an allegation that we infringe others' intellectual property. Any parties asserting that our products infringe upon their proprietary rights would force us to defend ourselves and possibly our customers or manufacturers against the alleged infringement. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention away from our operations.

Any potential intellectual property litigation also could force us to stop selling, incorporating or using the products that use the infringed intellectual property or obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, although this license may not be available on reasonable terms, or at all, or redesign those products that use the infringed intellectual property. If we are forced to take any of the foregoing actions, our business may be seriously harmed.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR COMPETITIVE POSITION COULD BE HARMED OR WE COULD BE REQUIRED TO INCUR EXPENSES TO ENFORCE OUR RIGHTS.

We rely on a combination of contracts and copyright, trademark, and trade secret laws to establish and protect our proprietary rights in our technology. We do not own any significant patents. We typically enter into confidentiality or license agreements with our employees, consultants, customers and vendors, in an effort to control access to and distribution of our proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary technology without authorization. The steps we take may not prevent misappropriation of our intellectual property, and the agreements we enter into may not be enforceable. In addition, effective copyright and trade secret protection may be unavailable or limited in some foreign countries.

WE COULD BE ADVERSELY AFFECTED IF WE ARE FOUND TO INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

Other companies, including our competitors, may currently own or obtain patents or other proprietary rights that might prevent, limit or interfere with our ability to make, use or sell our products. As a result, we may be found to infringe on the intellectual property rights of others. In the event of a successful claim of infringement against us and our failure or inability to license the infringed technology, our business and operating results could be adversely affected.

Any litigation or claims, whether or not valid, could result in substantial costs and diversion of our resources. Intellectual property litigation or claims could force us to do one or more of the following:

         o cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

         o obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; and

         o redesign products or services that incorporate the disputed technology.

If we are forced to take any of the foregoing actions, we could face substantial costs and our business could be seriously harmed. Although we carry general liability insurance, our insurance may not cover potential claims of this type or be adequate to indemnify us for all liability that may be imposed.

We may initiate claims or litigation against third parties in the future for infringement of our proprietary rights or to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could result in costly litigation and the diversion of our technical and management personnel. As a result, our operating results could suffer and our financial condition could be harmed.

THE SUCCESS OF OUR BUSINESS MODEL COULD BE INFLUENCED BY CHANGES IN THE REGULATORY ENVIRONMENT.

The telecommunications and television industries are subject to extensive regulation that may limit the growth of our business, both in the United States and other countries. The growth of our proposed business initiatives internationally is dependent in part on deregulation of the telecommunications industry abroad similar to that which has occurred in the United States, the timing and magnitude of which is uncertain. In the United States, cable system operators are subject to extensive government regulation by the Federal Communications Commission and other federal and state regulatory agencies. These regulations could have the effect of limiting capital expenditures by cable system operators and thus could have a material adverse effect on our business, financial condition and results of operations. The enactment by federal, state or international governments of new laws or regulations, especially those relating to the transmission of pornographic content, changes in the interpretation of existing regulations or a reversal of the trend toward deregulation in these industries could have a material adverse affect our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO HIRE AND RETAIN HIGHLY SKILLED EMPLOYEES, PARTICULARLY MANAGERIAL, ENGINEERING, SELLING AND MARKETING, FINANCE AND MANUFACTURING PERSONNEL.

Our success depends to a significant degree upon the continued contributions of our key management, engineering, selling and marketing and manufacturing personnel. We do not have employment contracts with our key personnel. We believe that our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, engineering, selling and marketing, finance and manufacturing personnel, as our business is technology-based. Because competition for these personnel is intense, we may not be able to attract and retain qualified personnel in the future. The loss of the services of any of the key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly software engineers and sales personnel, could have a material adverse effect on our business, financial condition and results of operations because our business is technology-based.

IF XTV'S EFFORTS TO ATTRACT SUBSCRIBERS TO ITS BUSINESS ARE NOT SUCCESSFUL, OUR REVENUE GROWTH WILL BE ADVERSELY AFFECTED.

We must continue to attract and retain subscribers. To succeed, we must continue to attract a large number of subscribers who have traditionally used video retailers, video rental outlets, pay cable channels, such as HBO and Showtime, and pay-per-view and video-on-demand for in-home adult filmed entertainment. Our ability to attract and retain subscribers will depend in part on our ability to consistently provide our subscribers a high quality experience for selecting, viewing, receiving and returning titles, including providing accurate recommendations through our XTV technology. If consumers do not perceive our service offering to be of high quality, or if we introduce new services that are not favorably received by them, we may not be able to attract or retain subscribers. In addition, many of our new subscribers originate from word-of-mouth advertising and referrals from existing subscribers. If our efforts to satisfy our existing subscribers are not successful, we may not be able to attract new subscribers, and as a result, our revenue growth will be adversely affected.

XTV RELIES HEAVILY ON PROPRIETARY TECHNOLOGY AND THE FAILURE OF THIS TECHNOLOGY TO OPERATE EFFECTIVELY COULD ADVERSELY AFFECT OUR BUSINESS.

XTV uses complex proprietary software to manage the processing and allocation of deliveries and returns at our distribution centers. If we are unable to enhance and maintain software to manage the delivery and returns among our distribution centers in a timely and efficient manner, our ability to retain existing subscribers and to add new subscribers will be impaired.

IF XTV EXPERIENCES EXCESSIVE RATES OF SUBSCRIBER CHURN, OUR REVENUES AND BUSINESS WILL BE HARMED.

XTV must minimize the rate of loss of existing subscribers while adding new subscribers. Subscribers cancel their subscription to a service similar to that to be provided by XTV for many reasons, including a perception that they do not use the service sufficiently, delivery takes too long, the service is a poor value and customer service issues are not satisfactorily resolved. XTV must continually add new subscribers both to replace subscribers who cancel and to continue to grow its business beyond the subscriber base currently anticipated to be provided by access to the iBill consumer database. If too many of these subscribers cancel the XTV service, or if XTV is unable to attract new subscribers in numbers sufficient to grow its business, our anticipated operating results will be adversely affected. Further, if excessive numbers of subscribers cancel our service, XTV may be required to incur significantly higher marketing expenditures than is currently anticipated to attract large numbers of new subscribers.

XTV FACES INTENSE COMPETITION FROM TRADITIONAL AND ONLINE COMPANIES, WHICH COULD RESULT IN OUR FAILURE TO ACHIEVE ADEQUATE MARKET SHARE.

The market for in-home filmed entertainment is intensely competitive and subject to rapid change. Many consumers maintain simultaneous relationships with multiple in-home filmed entertainment providers and can easily shift spending from one provider to another. For example, consumers may subscribe to HBO, rent a DVD from Blockbuster, buy a DVD from Wal-Mart and subscribe to Netflix, or some combination thereof, all in the same month. Competitors may be able to launch new businesses at relatively low cost. DVDs represent only one of many existing and potential new technologies for viewing adult filmed entertainment. In addition, the growth in adoption of DVD technology is not mutually exclusive from the growth of other technologies. If XTV is unable to successfully compete with current and new competitors and technologies, we may not be able to achieve adequate market share. Principal competitors include, or could include:

         o video rental outlets, such as Blockbuster Video and Hollywood Entertainment;

         o movie retail stores, such as Best Buy, Wal-Mart and Amazon.com;

         o        subscription entertainment services, such as HBO and Showtime;

         o        pay-per-view and video-on-demand services;

         o        online DVD sites, such as dvdovernight and Rentmydvd.com;

         o Internet movie providers, such as Movielink, backed by Columbia TriStar, Warner Bros. and a few other studios, Movies.com, backed by Walt Disney and Twentieth Century Fox, and CinemaNow.com;

         o        cable providers, such as AOL Time Warner and Comcast; and

         o direct broadcast satellite providers, such as DirectTV and Echostar.

Substantially all of these competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than either XTV or we do. Some of these competitors have adopted, and may continue to adopt, aggressive pricing policies and devote substantially more resources to Web site and systems development than we do. Increased competition may result in reduced operating margins, loss of market share and diminished brand recognition. In addition, our competitors may form strategic alliances with studios and distributors that could affect adversely our ability to obtain filmed entertainment on favorable terms.

BECAUSE OUR PROPOSED XTV AND NEXCEND BUSINESSES ARE INVOLVED IN THE ADULT CONTENT BUSINESS, IT MAY BE MORE DIFFICULT FOR US TO RAISE MONEY OR ATTRACT MARKET SUPPORT FOR OUR STOCK.

Some investors, investment banking entities, market makers, lenders and others in the investment community may decide not to provide financing to our company, or to participate in its public market or other activities, due to the nature of our business, which, in turn, may adversely affect the value of our stock, and its ability to attract market support.

OUR REPUTATION AND RELATIONSHIPS WITH SUBSCRIBERS WOULD BE HARMED IF THE ONLINE SECURITY MEASURES USED BY US OR ANY OTHER MAJOR CONSUMER WEB SITE FAIL OR IF WE EXPERIENCE PROBLEMS WITH OUR BILLING SOFTWARE.

To secure transmission of our subscribers' confidential information, including their credit card numbers, we rely on licensed encryption and authentication technology. In conjunction with the credit card companies, we take measures to protect against unauthorized intrusion into our data that may prove inadequate to protect our subscribers' personal information. A failure to adequately control fraudulent credit card transactions would harm our results of operations because we do not currently carry insurance against this risk. We may suffer losses as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder's signature. In addition, if another major consumer Web site experienced significant credit card fraud or a well-publicized breach of subscriber data security on the Internet were to occur, there could be a general public loss of confidence in use of the Internet, which could adversely affect our business.

Further, we could experience problems with our subscriber billing software causing us to over bill subscribers. Problems with our billing software may have an adverse effect on our subscriber satisfaction and may cause one or more of the major credit companies to disallow our continued use of their payment products.

IF THE PROTECTION OF OUR TRADEMARKS AND PROPRIETARY RIGHTS IS INADEQUATE, OUR BRAND MAY BE DIMINISHED, AND WE MAY ENCOUNTER INCREASED COMPETITION.

We rely or may rely on confidentiality or license agreements with our employees, partners and others, as well as trademark, copyright and patent law and trade secret protection laws generally, to protect our proprietary rights. Our failure to protect our proprietary rights could affect adversely our business and competitive position..

INTELLECTUAL PROPERTY CLAIMS AGAINST US COULD BE COSTLY AND RESULT IN THE LOSS OF SIGNIFICANT RIGHTS RELATED TO, AMONG OTHER THINGS, OUR WEB SITE, XTV TECHNOLOGY AND TITLE SELECTION PROCESSES.

Trademark, patent and other intellectual property rights are becoming increasingly important to us and other Internet companies. If there is a successful claim of patent infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, our business and competitive position may be materially and adversely affected. Many companies are devoting significant resources to developing patents that could potentially affect many aspects of our business. There are numerous patents that broadly claim means and methods of conducting business on the Internet. We may be accused of infringing certain of these patents. In addition, other parties may assert infringement or unfair competition claims against us that could relate to any aspect of our technology, business processes or other intellectual property. We have not exhaustively searched patents relative to our technology. We cannot predict whether third parties will assert claims of infringement against us, the subject matter of any of these claims or whether these assertions or prosecutions will adversely affect our business. If we are forced to defend ourselves against any of these claims, whether they are with or without merit or are determined in our favor, we may face costly litigation, diversion of technical and management personnel, inability to use our current Web site or XTV technology or product shipment delays. As a result of a dispute, we may have to develop non-infringing technology or enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all.

IF WE ARE UNABLE TO PROTECT OUR DOMAIN NAMES, OUR REPUTATION AND BRAND COULD BE AFFECTED ADVERSELY.

We currently hold various domain names relating to our brand, including XTV.com; iBid.com and [iBidfan.com]. Failure to protect our domain names could adversely affect our reputation and brand, and make it more difficult for users to find our Web site and our service. The acquisition and maintenance of domain names generally are regulated by governmental agencies and their designees. The regulation of domain names in the United States may change in the near future. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

BECAUSE OUR BUSINESS IS ACCESSED OVER THE INTERNET, IF THE INTERNET INFRASTRUCTURE IS NOT DEVELOPED OR MAINTAINED, WE WILL LOSE SUBSCRIBERS.

The Internet may not become a viable commercial marketplace for many potential subscribers due to inadequate development of network infrastructure and enabling technologies that address consumer concerns about network performance; security; reliability; speed of access; ease of use; and bandwidth availability.

The Internet has experienced a variety of outages and delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could frustrate public use of the Internet, including use of our Web site offerings. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity or due to governmental regulation.

IF WE BECOME SUBJECT TO LIABILITY FOR THE INTERNET CONTENT THAT WE PUBLISH OR UPLOAD FROM OUR CONTENT PROVIDERS, OUR RESULTS OF OPERATIONS WOULD BE AFFECTED ADVERSELY IF SUCH LIABILITY EXCEEDS OUR INSURANCE COVERAGE.

As a transmitter of online content, we face potential liability for negligence, copyright, patent or trademark infringement or other claims based on the nature and content of materials that we publish or distribute. We also may face potential liability for content uploaded from our users in connection with our community-related content or movie reviews. If we become liable, particularly for claims that are not covered by our insurance or are in excess of our insurance coverage, then our business may suffer. Litigation to defend these claims could be costly and harm our results of operations. We cannot assure you that we are adequately insured to cover claims of these types or to indemnify us for all liability that may be imposed on us.

WE MAY NEED TO CHANGE THE MANNER IN WHICH WE CONDUCT OUR BUSINESS, OR INCUR GREATER OPERATING EXPENSES, IF GOVERNMENT REGULATION OF THE INTERNET INCREASES.

The adoption or modification of laws or regulations relating to the Internet could limit or otherwise adversely affect the manner in which we currently conduct our business. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws, which may impose additional burdens on us. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses or alter our business model.

The manner in which Internet legislation may be interpreted and enforced cannot be fully determined and may subject either us or our customers to potential liability, which in turn could have an adverse effect on our business, results of operations and financial condition. The adoption of any of these laws or regulations may decrease the popularity or growth in use of the Internet, which in turn could decrease the demand for our subscription service and increase the cost of doing business or in some other manner have an adverse effect on our business, results of operations and financial condition.

OUR OPERATING RESULTS ARE EXPECTED TO BE VOLATILE AND DIFFICULT TO PREDICT, AND IN SOME FUTURE QUARTERS, OUR OPERATING RESULTS MAY FALL BELOW THE EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS, WHICH COULD RESULT IN MATERIAL DECLINES OF OUR STOCK PRICE.

Our quarterly operating results may vary depending on a number of factors, including:

         o demand for our video-on-demand and real-time systems and services;

         o delay in customer orders based on, among other reasons, the availability of content for video-on-demand and pending completion of negotiations for content between the cable operators and content providers;

         o        the timing, pricing and number of sales of our products;

         o actions taken by our competitors, including new product introductions and enhancements;

         o        changes in our price or the prices of our competitors;

         o our ability to develop and introduce new products and to deliver new services and enhancements that meet customer requirements in a timely manner;

         o        the length of the sale cycle for our products;

         o        our ability to control costs;

         o        technological changes in our markets;

         o deferrals of consumer orders in anticipation of product enhancements or new products;

         o        consumer budget cycles and changes in these budget cycles; and

         o        general economic factors.

Risks Related to this Prospectus

IF THE SELLING SHAREHOLDERS SELL A SUBSTANTIAL AMOUNT OF THEIR SHARES, THESE SALES COULD HAVE AN ADVERSE IMPACT ON OUR STOCK PRICE.

If some or all of the selling stockholders sell a substantial amount of their common stock under this prospectus, such sales could have a significant negative impact on the market price of our common stock. This prospectus could result in a large number of shares of our common stock being sold in the market, which, in turn, could result in a reduction in the market price of our common stock.

SELLING SHAREHOLDERS MAY NOT BE ABLE TO RELY ON THIS PROSPECTUS TO SELL COMMON STOCK.

In the event that we are unable, for any reason, to consummate our proposed termination of the iBill acquisition or acquire XTV Investments, LLC on the terms and conditions described in this prospectus, we m ay be required to file an amendment to the registration statement of which this prospectus is included, in order to materially update the information herein. Accordingly, selling shareholders may not be able to rely on this prospectus at the time they elect to sell their shares of common stock.

IF THE AMERICAN STOCK EXCHANGE DOES NOT APPROVE OUR PROPOSED TRANSACTION WITH PENTHOUSE MEDIA GROUP, WE MAY BE DELISTED FROM THE AMERICAN STOCK EXCHANGE.

Our proposed transactions with Penthouse Media Group are subject to American Stock Exchange review. In the event that the American Stock Exchange does not approve of our transaction with Penthouse Media Group and we opt to complete such transactions without American Stock Exchange approval, we will be delisted from the American Stock Exchange. If we are delisted from the American Stock Exchange, our common stock will most likely trade on the Over-the-Counter Bulletin Board and you may find it difficult to sell your shares of our common stock. In addition, if we are delisted from the American Stock Exchange we will no longer be eligible to use the Form S-3 registration statement of which this prospectus is included, and shareholders would be unable to sell their shares pursuant to this prospectus.

                                 USE OF PROCEEDS

We will not receive any proceeds from the resale of the shares included in this prospectus. However, we may receive up to $1,500,000 upon the exercise of warrants issued in connection with the Penthouse Media Group transaction. The shares underlying these warrants are included in this prospectus. Any proceeds from the exercise of these warrants will be used for working capital purposes.

                                  OUR BUSINESS


GENERAL

We are an interactive media and marketing company specializing in providing products and services focused on adult entertainment and online auction marketing. We have recently made a strategic investment in the company that owns and operates the PENTHOUSETM publications and entertainment brand, and, through our proposed acquisition of XTV Investments, intend to market online products and services to consumers of adult entertainment and develop an interactive Internet based digital system that can deliver paid video and other interactive content to consumers directly to their traditional television sets or computers.

ON-LINE AUCTION MARKETING

Through our iBid subsidiary, we are an online marketing, advertising and sales promotion company that combines the long established sales promotion techniques of discount coupons and promotional offers with the development of Internet auctions. At our website, www.ibidusa.com , consumers can bid to acquire gift certificates redeemable for such items as hotel accommodations, restaurant meals, concerts, golf courses, shopping experiences, and personal services provided by local commercial establishments seeking to promote their business, introduce new products and services, develop new customers and reward old customers.

The online auction site makes available an opportunity for individuals and retail customers to purchase products and services starting at 30% of the suggested retail price by using the Internet auction website. The winners of the auction redeem the purchased gift certificate at the businesses physical location. In exchange for the gift certificates that the business clients provide iBid for auction, they gain exposure to potential customers interested in their products and services through the online auction process whether or not such persons actually bid on or win the auctions.

In exchange for promoting and marketing these businesses on our website and through community functions such as charity events, we retain the auction revenue generated by the online consumer auctions. Participating businesses pay for exposure by honoring the gift certificates won on our site. Winning bidders maintain credit cards on file with us, which are automatically charged once they win an auction. If the auction won is to benefit one of the numerous charities with which we work, all proceeds except credit card processing fees are then donated to the charity.

The iBid auction site is localized to specific geographic areas. Currently we run live auctions in Central Florida, South Florida, Southwest Florida, Greater Cincinnati, Ohio and the Las Vegas markets, areas that we continue to develop. We currently provide a marketing and advertising medium for Central, South and Southwest Florida, Las Vegas and Greater Cincinnati area businesses through direct interaction with our web site visitors.

PENTHOUSE MEDIA GROUP, INC. (F/K/A GENERAL MEDIA, INC.)


Penthouse Media Group, Inc. is a brand-driven global entertainment business founded by Robert C. Guccione in 1965. Penthouse Media Group's flagship PENTHOUSE brand is one of the most recognized consumer brands in the world and is widely identified with entertainment for adult audiences. Penthouse Media Group caters to men's' interests through various trademarked publications, movies, the Internet, location-based live entertainment clubs and consumer product licenses. In addition to its flagship publication PENTHOUSE Magazine, Penthouse Media Group produces four other adult publications - Forum, Variations, The Girls of PENTHOUSE and PENTHOUSE Letters. Penthouse Media Group also licenses the PENTHOUSE trademarks to third parties worldwide in exchange for royalty payments. Historically, Penthouse Media Group's consolidated revenues were derived principally from the PENTHOUSETM related publishing activities. Penthouse Media Group recently increased its royalty revenues from expanded licensing of trademarks to third parties, including for the establishment of nightclubs using the PENTHOUSETM brand.


Penthouse Media Group also owns various trademarks developed over 37 years, including PENTHOUSE, Forum, Variations, PENTHOUSE Letters, the Three Key Logo, the One Key Logo, Pet of the Year, PENTHOUSE Pet, Mind & Muscle Power, Hot Talk, PENTHOUSE Comix, PENTHOUSE Men's Adventure Comix, The Penthouse Club and Penthouse Men's Club. Through the publication of its magazines Penthouse Media Group has also accumulated a library of approximately one million photographic images.

For the past nine years, Penthouse Media Group has also been digitally distributing its proprietary content through the Internet websites www.PENTHOUSE.com and www.PENTHOUSEfetish.com where members pay subscription fees for access to adult content. Penthouse Media Group also licenses its trademarks to select luxury gentlemen's clubs, referred to as location-based entertainment, in most cases in consideration for a percentage of the gross revenue of the clubs. To date, there are nine licensed clubs, located in Dallas, Texas; San Antonio, Texas; Spartanburg, South Carolina; New York, New York; Denver, Colorado; Mexico City, Mexico, pending license; Phoenix, Arizona; and Sauget, Illinois, all of which are in full operation other than the clubs in Sauget and Mexico City.


At present, Penthouse Media Group derives substantially all of its revenues from:

         o        Newsstand sales of its publications

         o        Subscription sales of its publications;

         o        Advertising revenues;

         o        Royalties from licensed foreign editions;

         o        Royalties for use of its trademarks;

         o Revenue-split on distribution of DVD's and other branded products; and

         o        Subscriptions to penthouse.com.

Net circulation revenues and newsstand revenues of the U.S. domestic edition of PENTHOUSE magazine and its affiliate publications have been declining for the last several years, and in 2003 were materially and adversely affected by the suspension of publication for three months prior to the August 2003 filing by General Media, Inc. (the predecessor to Penthouse Media Group, Inc.) and its subsidiaries for protection under Chapter 11 of the United States Bankruptcy Code. In addition to the bankruptcy filing, domestic newsstand circulation for men's magazines has been declining significantly in recent years. We believe that the substantial reduction in newsstand circulation is primarily due to changes in the social climate toward men's magazines, together with advances in electronic technology, including the proliferation of retail video outlets and the increased market share for adult entertainment captured by cable television and the Internet. In addition, ongoing consolidations of companies in the magazine distribution industry have also contributed to the overall decrease in circulation. This decrease is consistent with general trends in the publishing industry. New technologies have lowered costs and changed the way in which adult content is produced, distributed and viewed. In addition, advances in cable, satellite and hotel communications systems have furnished another relatively new channel for the delivery of media content, including adult entertainment, into private homes, hotels and businesses. The next generation of mobile devices, including 3G mobile phones, provides a global opportunity for growth in content distribution. The reorganized Penthouse Media Group intends to commercially exploit the new distribution opportunities made available by these technologies.

OUR ADULT ENTERTAINMENT STRATEGY


As part of the settlement of certain litigation that, in part, resulted in Penthouse Media Group, Inc. (formerly, General Media, Inc.) emerging from reorganization on October 9, 2004, we purchased on October 19, 2004, for $16.350 million in cash and the delivery of full general releases from claims, a total of 395,518 Class B shares of Penthouse Media Group non-voting common stock. Such shares represent approximately 39.5% of Penthouse Media Group's outstanding capital stock. We purchased our equity interest in Penthouse Media Group from PET Capital Partners, LLC, and other affiliates of Marc H. Bell and Daniel Staton (the "Bell/Staton Group"). Our investment in Penthouse Media Group may be reduced to 347,137 Class B shares of non-voting common stock, or approximately 34.5% of the outstanding capital stock, if a $2.0 million obligation to the Bell/Staton Group is not paid by December 31, 2004, in which case such 48,381 Class B shares may be repurchased by the Bell/Staton Group for $1.00 per share, or $48,381.

Under the terms of our purchase agreement with the Bell/Staton Group, we have the right to license the PENTHOUSETM trademark and brand from Penthouse Media Group for certain specific purposes, currently limited to auction websites, lifestyle resorts (excluding casinos) and travel agencies and travel related businesses. Although we are in preliminary discussions with the Bell/Staton Group to expand our licensing arrangements to access the PENTHOUSETM brand for our proposed XTV business and other venues, we have not, as yet, entered into any definitive licensing agreements with Penthouse Media Group. In addition, if the $2.0 million obligation owed to the Bell/Staton Group is not timely paid by December 31, 2004, under our agreements, we could lose all potential future licensing rights.

As a result of the reorganization, the Bell/Staton Group assumed the day-to-day operations of Penthouse Media Group and Robert Guccione was replaced as Chairman and CEO. The Bell/Staton Group has advised us that it intends to alter the editorial direction of the Penthouse publications in order to broaden its overall appeal, expand circulation, increase advertising revenues and enhance the brand name for ongoing licensing opportunities. There can be no assurance that Penthouse Media Group will be able to increase its revenues and return to profitability, or that we will ever realize a return on our significant investment in its equity.


In connection with our investment in Penthouse Media Group, we issued $16.475 million of our preferred stock and notes that are currently convertible into an aggregate of up to 68,000,000 shares of common stock, and issued 3-year warrants to purchase an additional 4,216,280 shares of our common stock at $3.00 per share to the holders of the convertible preferred stock and convertible notes.


We expect to report our investment in Penthouse Media Group under the cost method of accounting. Accordingly, the investment will be reflected on our balance sheet at its initial cost, and we will recognize income only to the extent we receive cash distributions from Penthouse Media Group. Based on our preliminary analyses, the value of our investment in Penthouse Media Group will initially be recorded at approximately $30,000,000, and we will record liabilities of approximately $7,000,000 and additional equity of approximately $23,000,000. Impairment of the value of such investment may occur if the December 31, 2004 payment of $2.0 million is not timely made, if the Bell/Staton Group exercises its option to repurchase for $1.00 per share, 48,381 of our shares of Class B non-voting common stock and terminate all proposed licensing arrangements with us. The shares subject to this repurchase option represent approximately 12.2% of our equity in Penthouse Media Group and approximately 4.8% of its currently outstanding capital stock.

Our strategy is to participate directly in the commercial use, subject to the execution of definitive licensing agreements granted by Penthouse Media Group, of the PENTHOUSE brand name and indirectly through its passive investment in Penthouse Media Group. Since its inception in 1965, Penthouse Media Group and its predecessors have recorded estimated gross revenues of approximately $3.0 billion and the PENTHOUSETM brand has developed a prominent awareness in the mind of consumers. We believe that it would be financially impractical for competitors to recreate this level of public recognition for a similar brand and therefore the brand has substantial commercial value. In addition to the prohibitive cost of developing similar brand value, the potential future cash flows derived from the licensing of the PENTHOUSE brand name in exchange for recurring royalty payments is a factor in determining the fair value of the intellectual property represented by the brands.

New technologies have lowered costs and changed the way in which adult content is produced, distributed and viewed. Lower costs, in particular, have lowered barriers to entry and increased competition in the adult entertainment industry. The trend toward wider acceptance of sexually-explicit material and ongoing technological developments has contributed to a large and growing global market for adult content.

Demand for adult entertainment products has grown substantially in recent years. According to a 2003 Reuters report, the total worldwide adult entertainment market exceeds $31.0 billion annually, including magazines, DVDs, memberships and subscriptions, magazines, telephone sex lines, cable and satellite pay-per-view programming, adult videos and toys and other related products and services.


The proliferation of easy to use electronic equipment, such as VCRs and DVD players, which allow consumers to view high quality video products in the privacy of their home, has boosted demand for adult media content compatible with these formats. For example, the installed base of DVD players in Western

Europe and the United States, which doubled in 2001, was expected to reach 48,000,000 households by the end of 2003 in the United States alone. Also, the evolution of the Internet as a channel of commerce and content distribution has stimulated additional demand for adult media content. In addition, advances in cable, satellite and hotel communications systems have furnished another relatively new channel for the delivery of media content, including adult entertainment, into private homes, hotels and businesses. The next generation of mobile devices, including 3G mobile phones, provides a global opportunity for growth in content distribution. We believe that the combination of the above market conditions and the worldwide recognition of the PENTHOUSE brand name provide us with an opportunity for enhanced shareholder value from its investment in Penthouse Media Group.


In addition to our investment in Penthouse Media Group, we intend to significantly expand our involvement in the proliferating adult entertainment market segment.

In November 2004, we acquired 4playauction.com, an adult lifestyle auction website, in exchange for 25,000 shares of our common stock, valued at approximately $15,500 based on the closing market price of the common stock on the date of acquisition. The acquisition of 4playauction.com, which includes the website, URL, and proprietary software, is a logical and synergistic addition to our existing mainstream auction operations and our investments in adult brands including our equity interest in Penthouse Media Group.


We also intend to acquire, through the contemplated acquisition of XTV Investments, a majority equity interest in XTV, Inc., a company that has developed a device and related software that users can plug into a broadband DSL or cable connection to receive video over IP, as well as provide other interactive content, directly on a traditional television set or a computer. Although the system can deliver any content, the XTV business plan currently centers exclusively around the adult entertainment market segment. In addition to its 51% ownership interest in XTV, Inc., XTV Investments also owns 100% of the equity of Nexcend Marketing, a recently organized company established to market consumer products and services online on a cost-per-acquisition basis. Nexcend currently offers an instant issue VISA(R) debit card, known as a Gkard, which is a fully functioning VISA account that can be used anywhere VISA is accepted online. Once the card account is established, the Gkard services may be accessed on the web at www.gkbill.com. Through a debit card and membership marketing agreement with iBill, Nexcend is able to offer the card for sale to consumers with access to online traffic generated through the iBill client list represented by thousands of Web merchants and Nexcend is also able to solicit a consumer data base of over 29,000,000 users who may wish to purchase a VISA debit card.

We intend to acquire 99% of the equity of XTV Investments in exchange for 25,000,000 shares of our common stock, $2.0 million in cash and a $12.5 million 6% note due December 31, 2009. In addition, the owners of XTV Investments will receive 25,000,000 additional shares of our common stock that are subject to potential forfeiture if the XTV Inc. and Nexcend businesses do not generate certain minimum revenues and cash flow over a three year period. We believe that these businesses represent our greatest potential for future revenues and profitability.


OUR PROPOSED XTV(TM) BUSINESS


XTV, Inc. intends to own and operate a direct-to-consumer broadcast network that will leverage the global infrastructure of the Internet to distribute paid video content over Internet protocol directly to traditional television sets. A part of the XTV Network digital service is a simple Internet appliance, or "set top box," that users plug into an existing broadband Internet connection (DSL or cable) and then plug it into their television. Although the system can deliver any video content category that can be converted to digital format, its current business plan focuses exclusively around the adult entertainment market segment. Users subscribing to the XTV service currently have access to 50 channels of television style adult entertainment, 2,500 Pay-Per-View adult movies (with additional titles added weekly), proprietary interactive products developed by Holio.net, Inc., a large wholesale producer of adult content, and specific interactive content targeted to the user's individual taste. Users can also access the XTV programming on their computer at its website at www.xtv.com.

XTV intends to generate revenue from:

         o a monthly subscription fee, currently anticipated to be $29.95 per month;

         o        pay-per-view fees;

         o sale of set top boxes, estimated at approximately $179.95 each (retail);

         o        sale of "channel rights" to content providers; and

         o        demographically targeted advertising.

Pay-per-View Revenue Sources. In addition to the monthly subscription fee of $29.95, subscribers to XTV will be offered a library of 2,500 on demand, pay-per-view movies. Prices range from $1.95 to $9.95 depending on the time purchased. Movies may be purchased for a single use for a day or may be purchased for a lifetime and stored in the MyXTV `digital locker' resident on the XTV central servers.

Other Interactive Services. XTV users can also obtain other pay services such as live, interactive video/phone sex. Selecting from a range of participating models, a subscriber can use the remote control to select an individual model and is presented with a toll-free phone number. Upon dialing the number, the subscriber is instantly connected to the individual model appearing on the television screen. Subscribers are billed $4.99 per minute. Models from anywhere in the world can participate in the XTV network with a simple Internet video camera.

Reality TV. The XTV Network lends itself to broadcasting other niche genres, including various reality TV formats. Reality websites are amongst the most popular paysites on the Internet. By using IPTV, the flexibility of the Internet is available for reality programming on the television. In addition, XTV is capable of supporting a variety of live feed cameras, opening up the possibility of broadcasting from live venues such as topless clubs and other events. XTV subscribers can follow a favorite dancer on tour or can purchase a pay-per-view special event at a particular location.


Specialty Products. XTV also offers 11 product offerings from Holio.net seen at 30 frames per second and formatted for television. These Holio products include:
VoyeurVision, DildoCam, Footage, Fetish Factory, Lesb-o-Matic, Sin-o-Matic, ToyVision, Amateur Dreams, Claudia Shower Cam, Lets Play Doctor, and Cyberfold. Based in Calabassas, California, Holio is an established leading wholesale producer and distributor of adult content. We believe that Holio is compliant with all applicable federally mandated guidelines regarding distribution of adult entertainment, including record keeping obligations to insure that minors do not appear in sexually explicit content, and retains all records, including government issued identification, online, accessible in real time. XTV, Inc. was co-founded by the majority shareholder of Holio, who currently retains 49% of the XTV, Inc. equity.


The XTV hardware and software solution includes a set-top box and PC clients, user interface, back-office integration, video delivery, and content licensing, acquisition, management, and encryption components. XTV intends to outsource the manufacturing of its set top hardware. XTV has issued a purchase order to a company located in Hong Kong, Peoples Republic of China, to assemble and supply XTV with the set top box hardware. XTV has advised that it believes that there are a number of alternative potential suppliers of this product if alternative sources of supply should be required.


As a result of Nexcend's five-year membership and marketing agreement with iBill, we believe that our proposed XTV business will be able to market its products and video services to the entire iBill database of several thousand Web merchants and approximately 29,000,000 consumers who have processed transactions involving adult content using the iBill system. We believe that this will provide us with a substantial opportunity to rapidly penetrate the consumer market for our adult entertainment products without the extensive costs associated with attempting to purchase a consumer database or engaging in direct advertising. For example, between October 22, 2004 and November 22, 2004, Nexcend sold 96,091 new consumer VISA-card accounts online. We anticipate that XTV will commence marketing its hardware and services to consumers in January 2005 by leveraging the iBill database and other sales channels.

We believe that the principal strategic advantages of our proposed XTV system are that:

         o as with voice over Internet protocol, or VOIP services, XTV is a service capable of delivering complex data packets over the Internet directly to a standard television. As such, XTV is able to eliminate traditional middlemen represented by the cable television providers, satellite operators and terrestrial broadcasters and sell subscription-based services directly to the consumer without the infrastructure cost of transponders, satellites, fiber optic lines and other fixed-facilities operations;

         o we believe that XTV is the only truly open, end-to-end system to manage and deliver new Internet protocol television services, such as Broadcast TV, video-on-demand and network personal video recorders, all from a single integrated, cost effective and profitable solution;


         o the cost of transporting complex data, like video, over the Internet has decreased from $30 per gigabyte to about $0.10 per gigabyte today. At the same time, broadband has become far more popular among consumers. By mid-2004, the estimated number of broadband-connected homes is 50,000,0001.

         o penetration data relating to cable, satellite television, and premium movie channels suggest that consumers are willing to pay for services that dramatically expand programming choice or enhance quality. As of September 2003, there were more than 21,500,000 digital cable subscribers, and as of December 2003 there were 22,000,000 satellite television subscribers, 67.7% of TV households subscribed to cable television, and 20.3% of TV households subscribed to satellite television2.


In addition, we believe that the XTV solution provides an alternative to the risk of Internet credit card fraud. Although the Internet is an effective distribution method for adult content, there are hundreds of thousands of pay adult content Web sites located in dozens of countries. A consumer wanting to purchase access to content displayed on a website must turn over highly confidential personally identifiable information, including name, credit card, address and other information. Consumers often feel uncomfortable supplying sensitive information to unknown, unseen website owners. Rather than supplying credit card data to third parties, an XTV subscriber only has to press `Buy Now' on the XTV remote control. Billing takes place on the credit card supplied only to XTV and already on file. Moreover, the consumer does not have to fill out any Html-based forms. We therefore believe that this process is more convenient for the subscriber, and also increases conversion rates, which is beneficial to XTV and the content provider.

The XTV set top box consists of a hardware board that has a Web browser in one graphics mode, and a Microsoft Windows Media 9 player in the other. The box can use JavaScript and html to pull pages off a web server and show them on the screen, and allows the use of a remote control to control navigation and settings. The box has both a PAL and an NTSC Video board option and allows the use of both multiple bit rate and constant bit rate files. There is 8 megabytes of memory on the board. The security mechanism is controlled by transmitting Internet protocols and addresses that can be locked down on the server. The servers run Windows Server 2003 to allow fast forward and jumping within the movies. The web pages are all developed on Linux, and all code is written in php.

THE MARKET

Adult Entertainment Products

Demand for adult entertainment products has grown substantially in recent years. According to a 2003 Reuters report, the total worldwide adult entertainment market exceeded $31.0 billion annually, including magazines, DVDs, memberships and subscriptions, magazines, telephone sex lines, cable and satellite pay-per-view programming, adult videos and toys and other related products and services. Estimated video sales and rentals in the United States alone are in excess of $12 billion, exceeding the total box office receipts of mainstream Hollywood.

_____
1  Source: Nielsen NetRatings
2  National Cable Television Association website and skyreport.com website.

The evolution of the Internet as a channel of commerce and content distribution has stimulated additional demand for adult media content. In addition, advances in cable, satellite and hotel communications systems have furnished another relatively new channel for the delivery of media content, including adult entertainment, into private homes, hotels and businesses. The following tables demonstrate statistics relating to 2003 Internet purchases of pornographic or adult oriented content.

INTERNET ADULT CONTENT STATISTICS

Adult content Industry Revenue Statistics                                 Internet Adult Content Statistics

Size of the Industry    $57.0 billion world-wide - $12.0 billion US       Pornographic websites         4.2 million (12% of
Adult videos            $20 billion                                                                     total websites)
Escort services         $11 billion                                       Pornographic pages            372 million
Magazines               $7.5 billion                                      Daily pornographic            68 million (25% of total
Sex clubs               $5 billion                                        search engine requests        search engine requests)
Phone sex               $4.5 billion                                      Daily pornographic            2.5 billion (8% of total
Cable/Pay per view      $2.5 billion                                      emails                        emails)
Internet                $2.5 billion                                      Average daily pornographic    4.5 per internet user
CD-Rom                  $1.5 billion                                      emails/user
Novelties               $1.0 billion                                      Monthly Pornographic          1.5 billion (35% of all
Other                   $1.5 billion                                      downloads (Peer-to-peer)      downloads
                                                                          Worldwide visitors to         72 million annually
Porn revenue is larger than all combined revenues of all                  pornographic web sites
professional football baseball and basketball franchises.

US pornographic revenue exceeds the combined revenues of ABC, CBS, and NBC
(6.2 billion)

Video on demand


Video on demand is a more advanced form of pay-per-view service that provides a digital video subscriber with the ability to watch movies, TV shows, infomercials, and other content on demand with full VCR functionality, in contrast to watching programs at preset times. The Kagan Group, an industry survey company, estimates that there were 16,500,000 video on demand enabled households at the end of 2003 compared to only 7,400,000 such households at the end of 2002. Kagan projects that there will be 23,300,000 video on demand enabled households by the end of 2004 and 38,200,000 video on demand enabled households by the end of 2008.


The XTV system will enable all television households to have access to video on demand services provided they have current access to the Internet through a DSL or cable broadband service.

We believe that video on demand is a key strategic competitive initiative for cable companies because it provides them with an opportunity to differentiate their service offerings from digital broadcast satellite providers, which are technically unable to duplicate the full functionality of video on demand. Further, we believe video on demand will provide cable and other telecommunication companies access to new revenue generating opportunities, increase subscriber satisfaction and reduce subscriber churn.

We believe that video on demand also will be a strategic differentiator for telephone companies as they seek to expand services beyond the delivery of voice. Recently, cable companies have begun offering voice services, thereby competing for customers with the telephone companies. We believe that the telephone companies will respond by expanding into television and will deploy video on demand for the same reasons that cable companies have.


_____
3  Source:  TopTenREVIEWS, Internet Filter Review

THE NEXCEND MARKETING BUSINESS


Nexcend is an online financial services and data base marketing company established in October 2004 that sells proprietary VISA(R) debit cards for a fee. Nexcend's principal service consists of marketing VISA debit cards on-line. Effective as of October 15, 2004, Nexcend entered into a debit card and membership marketing agreement with iBill under which Nexcend advertises the VISA debit card on certain websites with which iBill has agreements for such advertising and pays iBill a fee for each new account approved by Nexcend and an unaffiliated third party vendor. Nexcend also intends to offer other complementary fee-based financial services and other benefits, including an identity theft insurance policy. The VISA debit card, marketed as the "gkard", is an international VISA electronic pre-paid debit card usable at more than 12,000,000 electronic merchants on the Internet and for cash withdrawals at more than 840,000 ATMs. The gkard enables consumers to purchase products and services from a wide variety of merchants and web sites in a more secure, trusted, and anonymous fashion and provides:


         o        a high level of fraud protection;

         o no finance or interest charges as it is not an actual credit card tied to the user's credit history;

         o password-protected on-line account management where the consumer can view balance, transaction history, and statement summary; and

         o        peer-to-peer payments, including card-to-card money transfers.

Nexcend has an agreement with Symmetrex, Inc., under which Symmetrex provides technology and back office functions to support the debit card products and peer-to-peer money transfer services. Symmetrex, is an established transaction processing company with operations in Maitland, Florida, Clearwater, Florida and Salt Lake City, Utah. As an issuing processor, Symmetrex is focused exclusively on providing card issuance and transaction processing services for stored value card programs, prepaid debit cards, payroll, employer incentive and, soon to be launched late 2004, a healthcare claims auto-adjudication solution and medical saving accounts. Symmetrex has several relationships with issuing banks that sponsor the various card programs on card association networks, such as STAR, PULSE, CIRRUS, MAESTRO, MASTERCARD, PLUS, INTERLINK and VISA.

Symmetrex acquires bank identification numbers from third party issuing banks, required to effect the movement of transactions across the card association networks, creates cardholder account numbers, produces plastics generation media, including debit card PIN numbers, provides interactive voice response support for cardholder PIN management and inquiries, authorizes all point of sale and ATM transactions presented by the card association networks, and effects end-of-day settlement with merchant banks causing funds movement between cardholder accounts and affected merchant accounts. Cardholder funds are maintained in a settlement account at the issuing bank and cardholder funds are settled minus Symmetrex and the appropriate sponsorship processing fees and system operator card use fees; those fees are automatically placed in bank accounts owned by each constituent via an automated clearing house.


Symmetrex has developed its transaction processing solution by utilizing a product licensed from M2 Systems, a software engineering firm that has constructed a product that is internationally known as "ENGIN". M2 Systems' products have been in production since March 1986 and drive some of the largest high volume processing systems, worldwide. Clients using their technology include: JP Morgan Chase (Formerly Citicorp EFS), (40,000,000 transactions per month, 5,000,000 cardholders), Alliance Data (2.7 billion transactions, 500 per second, 75,000,000 cardholders), Delta Airlines (50,000,000 transactions per average day), and Japanese Credit Bureau (29,000,000 cardholders, $33.4 billion in sales). M2 Systems also processes in excess of 28% of Blue Cross/Blue Shield health care claims nationally.


Nexcend Card Products

Stored-value cards are access devices used to debit funds from a non-checking account and are funded through traditional means such as checking accounts, ACH funds transfer, credit cards, debit cards or cash. The primary difference between a stored value card and a debit card issued by a financial institution is that there is no consumer demand deposit account being debited as transactions are authorized. A basic card will allow the user to load a balance and then access that balance for purchases at retailers or through ATM's. Through Symmetrex, Nexcend is able to process both PIN based and signature based stored value cards.

Today there are more than 400 million debit and credit cards in circulation in the United States. According to a December 2003 article in Information Week, "Debit cards account for 31% of in-store transactions, exceeding credit cards (21%) and checks (15%) and nearly equal to cash payments." IBM's website says that "While credit cards will remain the marquee of American payment preference, their growth is slowing due to debit's ability to match their ease and convenience, without the hassle of approval, billing and payment." They go on to say that "A move to replace cash and checks in everyday places like grocery stores and gas stations, could be a $740 billion market opportunity." Bank Systems & Technology confirmed this trend in June of 2003 when it reported that, "The most popular type of small value (under $25) debit purchase is movie tickets (24 percent), followed by fast food (20 percent), pay phone calls (19 percent), public transit (18 percent), parking meters (16 percent), vending machines (13 percent) and laundromats (13 percent)." In a survey completed by Edgar Dunn and Co., researchers found that 38% of consumers listed debit cards as their most preferred plastic payment method.


According to a Nilson report, in 2004 consumers made debit card transactions totaling over $590 billion, an increase of more than 205% over the previous five years.

 In a comprehensive survey by Dove consulting, issuers uniformly anticipated market growth for online debits of 21% per annum. Another analysis performed by the Stifel, Nicolaus investment banking firm showed that sales for payment transactions companies grew by nearly 22 percent in the last 12 months. All the major networks such as VISA and MasterCard are adding large amounts of capacity in anticipation of strong transaction volume increases.

Competition

XTV faces competing technologies from digital video recorders and network digital recorder technology.

A digital video recorder ("DVR"; e.g. TiVo) is an additional set-top device or an enhanced set-top device that enables a user to record programming on a hard disk drive for playback after the "live" program began with VCR-like functionality on the saved content. Network digital video recorder technology allows the subscriber to pause and rewind time-shifted programming, effectively providing "TV on-demand." In contrast, we believe that our video on demand service offers the advantage of not requiring subscribers to pre-plan recording, purchase or rent an expensive DVR device, install and maintain the device, update the device and learn how to operate the device. Further, since video on demand is network based, cable companies can incrementally add storage more economically and efficiently, whereas storage on a DVR device is typically not as easy to increase.

We also believe that the XTV business model will face intense direct and indirect competition from companies such as Microsoft, OpenTV, NDS, EchoStar Communications Corp., CacheVision, Keen Personal Media, Inc., Digeo's Moxi Digital, Metabyte Networks, Gotuit and SONICblue. These companies offer, or have announced their intention to offer, products with one or more of the DVR's functions or features and, in some instances, combine these features with Internet browsing or traditional broadcast, cable or satellite television programming. For example, Microsoft launched UltimateTV in spring 2001 which combined DIRECTV satellite programming reception, DVR functionality, WebTV email and web browsing features into one box. Echostar released two versions of DVRs, one with basic DVR functionality and the other with dual-tuner functionality, utilizing Echostar Dish Network satellite reception and DVR software from OpenTV.

Echostar has announced plans for future DVR products that incorporate greater disk capacity, enhanced interactive features and high definition TV capability. Scientific-Atlanta is currently rolling out an integrated digital cable DVR set-top box to cable operators including Time Warner Cable. This product combines digital and analog cable reception with dual-tuner DVR functionality, and uses DVR software from Metabyte Networks and Keen Personal Media. Motorola has licensed DVR technology from ReplayTV and Gotuit, and has announced its own plans for integrated cable DVRs. In addition, both Scientific-Atlanta and Motorola have announced plans to build integrated cable DVRs for Charter Communications, a major cable television operator, using Moxi Media Center software from Digeo. The Moxi software enables digital music, photo and games features, in addition to DVR capabilities.

In 2002, Microsoft released the Windows XP Media Center Edition operating system, which is a traditional home computer operating system that includes DVR functionality and other multimedia features. Hewlett-Packard, among others, has released personal computers running Windows XP Media Center Edition. Sony has released the VIAO Digital Studio PC line of personal computers that contain its Giga Pocket TV tuning/recording software that has DVR functionality. Several other software packages are available that enable personal computers containing TV tuners to have DVR functionality, including SnapStream Personal Video Station and CyberLink PowerVCR II. In addition, several graphics cards manufacturers are selling graphics cards for personal computers that contain TV tuners with DVR functionality, including Hauppage's WinTV-PVR line, ATI's All-In-Wonder 9700 Pro and nVidia's Personal Cinema.

Cable and satellite network providers are developing video-on-demand systems that are expected to be competitive with the XTV service. However, traditional providers are unwilling to `unbundle' adult oriented services in order to make a wide range of content available to consumers. In addition, because of the intimate, personal preferences of adult viewers, consumers demand thousands of niche interests that we do not believe can be delivered economically on the range of satellite frequencies allocated or cable bandwidth available.

OUR HISTORY

We were originally incorporated under the laws of the State of Nevada in July 1988 as Amsterdam Capital Corporation. In November 2002, we changed our name to Care Concepts I, Inc. We and our principal shareholders subsequently consummated a reverse merger with iBid America, Inc. ("iBid"), a Florida corporation, which was organized on February 2, 2001, whereby iBid merged with our wholly-owned subsidiary. In a reverse acquisition, since iBid is considered to be the acquirer, its financial statements are subsequently reported as our financial statements. Each of the common shares of iBid was converted into an equivalent number of our common shares. Each of the three series of preferred stock of iBid was converted into an equivalent number and on the same terms and conditions of a series of our preferred stock. iBid shareholders received an aggregate of 12,080,867 shares of our common stock and 68,553 shares of our convertible preferred stock and we received a 100% wholly-owned interest in iBid. In connection with the merger, the holders of the newly issued classes of preferred stock converted their shares into 2,242,194 shares of our common stock.

On February 11, 2004 we were accepted by and began trading on the American Stock Exchange under the symbol IBD. On November 29, 2004, we changed our corporate name to Interactive Brand Development Inc.

In April 2004, we acquired Foster Sports, a company that primarily broadcasts a sports talk show on two radio stations in South and Central Florida. To better focus on its interactive branding through print and Internet outlets, in November 2004 the Company elected to divest its ownership interest in Foster Sports and will no longer pursue business combinations with entities engaged in radio media. Because the parties had not fully performed certain obligations under the contract, the transaction was mutually rescinded and accounted for as an unwinding.


We have also recently acquired additional cel art to add to our existing cel art inventory. In November 2004, we purchased 26,261 pieces of cel art from American Collectors Exchange, Inc. valued at $1,380,000 in consideration of 3,000,000 shares of our common stock. In December 2004, we purchased an additional 33,739 pieces of cel art valued at $1,686,950 in consideration of 3,700,000 shares of our common stock from Original Cartoon Cels, Inc. The cel art is produced by Filmation, including She-Ra Princess of Power, He-Man and the Masters of the Universe, Flash Gordon, and Bravestarr; Sony/Columbia's The Real Ghostbusters; MCA/Universal's Back to the Future, Beethoven, and Shelley Duvall's Bedtime Stories; and Lucasfilm's Star Wars Ewoks.


RECENT TRANSACTION WITH IBILL AND PROPOSED ACQUISITION OF XTV INVESTMENTS

TERMINATION OF THE IBILL TRANSACTION.


As previously disclosed in our prior filings under the Securities Exchange Act of 1934, as amended, in July 2004, we entered into an agreement with PHSL Worldwide, Inc., formerly Penthouse International, Inc. ("PHSL"), to acquire 100% of the equity interests of Media Billing LLC and its subsidiary, Internet Billing Company LLC ("iBill") from PHSL. Prior to July 2004, we had no business dealings or affiliation with PHSL. The American Stock Exchange objected to the closing of the iBill transaction and cited, among other factors, concerns that iBill may be inadvertently engaging in transactions with Web merchants that may offer pornographic materials on the Internet in violation of federal and state laws. The concerns expressed were not based on any specific finding of fact and were based on the Exchange's view that a potential existed for such violations. In the prior nine years of operating history, iBill has had no instances of such violations. As a result of our desire to retain our American Stock Exchange listing and certain recent adverse developments in the iBill business, on December 6, 2004, our company and PHSL mutually agreed to terminate our agreement and cancel the proposed the iBill acquisition. In anticipation of the acquisition of iBill and to collateralize our obligations to holders of $9.525 million of our 10% notes due September 15, 2009 and $5.450 million of our series F preferred stock, in October 2004, PHSL and iBill granted such investors subordinated liens and security interests on the iBill equity and assets totaling $14.975 million. As part of the December 2004 termination of the iBill acquisition, we agreed to issue to Media Billing a total of 20,000 shares of our Series D preferred stock convertible into 20,000,000 shares of our common stock, subject to shareholder and American Stock Exchange approval, and pay to PHSL an additional $1.0 million by 2009, in consideration of the above financial guarantees which facilitated our ability to complete our $16.475 million private placement and related purchase of the Penthouse Media Group shares. In connection with the settlement, PHSL and Media Billing also agreed to forgive $500,000 of indebtedness owed by our company to Media Billing. Under the terms of our termination agreement, Media Billing has agreed not to convert the non-voting Series D preferred stock into our common stock until we have consummated the contemplated acquisition of XTV Investments.

In addition to our obtaining the above approvals of the termination of the iBill transaction, in order to avoid a potential violation of the American Stock Exchange marketplace rules, we will request that the holders of our 10% note, Series E preferred stock, Series F preferred stock and Series G preferred stock consent to our company amending the certificate of designation of the Series G preferred stock to make the Series G preferred stock convertible into our common stock, at the option of the holder of the Series G preferred stock, but only after we have obtained stockholder and American Stock Exchange approval for our issuance of the 10% notes, Series E preferred stock, Series F preferred stock and Series G preferred stock. We believe that such stockholder and American Stock Exchange approvals will be obtained on or before January 31, 2005.

In addition, pursuant to a consulting agreement, we previously agreed to issue 4,000,000 shares of our common stock to Oak Street Ventures, Inc., a consultant that participated in the iBill transaction, representing approximately 4.7% of the intended consideration to be delivered for iBill. The closing of the iBill transaction was not a condition precedent to the issuance of these consulting shares. To settle disputes regarding these obligations, the consultants have delivered us a general release of claims in exchange for 4,000,000 shares of our common stock.

The closing of the iBill termination is subject to the consent of our security holders that participated in the Penthouse Media Group transactions. The issuance of the shares underlying the Series D preferred stock and the 4,000,000 shares issuable to the consultant are subject to American Stock Exchange approval.


PROPOSED ACQUISITION OF XTV INVESTMENTS LLC


On December 3, 2004, we entered into a non-binding letter of intent to acquire 99% of the equity of XTV Investments, LLC, a company that owns 51% of the equity of XTV, Inc. and 100% of the equity of Nexcend Marketing LLC. We intend to acquire 99% of the equity of XTV Investments in exchange for 25,000,000 shares of our common stock, $2.0 million in cash and a $12.5 million 6% note due as to principal on December 31, 2009. Interest on such note is payable semi-annually, either in cash or, at our option, in shares of our common stock valued at the market price on each interest payment date. In addition, we intend to issue in additional 25,000,000 shares of our common stock that are subject to forfeiture by the owners of XTV Investments and cancellation by our company, unless the future revenues or income before interest, taxes, depreciation and amortization (known as EBITDA) of the XTV Inc. and Nexcend businesses achieve certain levels. Under the terms of the proposed letter of intent:

         o the equity owners of XTV Investments will be entitled to retain the maximum 25,000,000 shares if either the combined revenues or the combined EBITDA of the XTV, Inc. and Nexcend Marketing businesses equals or exceeds $30.0 million or $5.0 million, respectively, in any one of the three fiscal years ending 2007;

         o the 25,000,000 shares subject to forfeiture and cancellation will be pro-rated to the extent that 1,000,000 shares will be forfeited to and cancelled by the Company for each $600,000 that the highest combined annual revenues or each $100,000 that the highest combined annual EBITDA of the XTV and Nexcend businesses at the end of the three year measuring period shall be less than $30.0 million or $5.0 million, respectively. Accordingly, if the highest annual combined revenues and highest combined EBITDA of the XTV and Nexcend businesses at the end of the three year measuring period shall be $24.0 million and $4.0 million, respectively, 15,000,000 shares shall be retained by the XTV Investments equity owners and 10,000,000 shares shall be forfeited and returned to the Company for cancellation.

In addition, if the highest combined annual revenues or the highest combined annual EBITDA of the XTV and Nexcend businesses at the end of the three year measuring period shall EXCEED $30.0 million or $5.0 million, respectively, the equity owners of XTV Investments shall be entitled to receive five year warrants to purchase, at an exercise price equal to 120% of the closing market price of our common stock at the time of consummation of our acquisition of XTV Investments, that number of shares of common stock of our company as shall equal 250,000 shares for each $600,000 of annual revenue in excess of $30.0 million or $100,000 of annual EBITDA in excess of $5.0 million derived from our XTV and Nexcend businesses at the end of such three year measuring period.

XTV Investments LLC is owned by entities and persons affiliated or associated with The Molina Vector Investment Trust, the principal stockholder of PHSL. The proposed business plans of XTV, Inc. and Nexcend Marketing involve the transmission of video content produced by third parties over Internet protocol and the marketing of VISA cards. Because certain of the XTV related business activities may be perceived as similar to, or compete with, clients of iBill that utilize the iBill transaction processing system, the board of directors of PHSL determined that it would not be in the best interests of either PHSL or its iBill subsidiary to sell the iBill business to our company given our proposed ownership of XTV. Under its debit card membership and marketing agreement with Nexcend, iBill is paid a cash fee for each new debit card account originated by Nexcend. We believe that the terms of such arrangement is consistent with industry standards and on terms no less favorable than we could have obtained from non-affiliated third parties.

Consummation of our proposed acquisition of the equity of XTV Investments is subject to certain conditions, including execution of definitive agreements, our receipt of a fairness opinion from an independent investment banker and the approval of the holders of a majority of our outstanding common stock.


                                LEGAL PROCEEDINGS


We are not involved in any material pending or threatened legal proceeding.

  BOARD OF DIRECTORS AND MANAGEMENT


The Board of Directors and executive officers of our company are Gary Spaniak, Jr., President and Director, Steve Markley, Chief Executive Officer, Chief Financial Officer and Director, Steve Robinson, Director, Gilbert Singerman, Director and Robert Dolan, Director.

Upon the execution of an employment contract we have agreed to retain Charles Prast as our chief executive officer and president. Upon such appointment, Steve Markley will resign as chief executive office and Gary Spaniak, Jr. will resign as president. Messrs. Markley and Spaniak will remain with our company as executive officers.

                PRINCIPAL STOCKHOLDERS AND HOLDINGS OF MANAGEMENT

The following table sets forth certain information as of November 30, 2004, regarding (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and named executive officer of us and (iii) all officers and directors as a group.

                                                   Number of Shares Beneficially        Approximate Percentage of
NAME                                                        Owned (1)                        Common Stock (2)
Steve Markley
934 N. University Dr. Suite 202
Coral Springs, FL  33071                                      517,117                              3.3%

Gary Spaniak, Jr.
934 N. University Dr. Suite 202                             1,701,667                             10.9%
Coral Springs, FL  33071

Steven Robinson
1401 Horizon Ct.                                              500,000                              3.2%
Orlando, FL  32809

Gilbert Singerman

36665 Aberdeen Lane                                             2,000                              *
Solon, Ohio  44139


Robert Dolin

282S. Hollybrook Dr.                                           62,500                              *
Pembroke Pines, FL  33025
All Officers and directors as a group,                      2,783,284                             17.7%
(5 individuals)


*        less than 1%

(1) Pursuant to the rules of the Securities and Exchange Commission, a person is deemed to "beneficially own" shares of common stock over which the person has or shares investment or voting power, or has the right to acquire such power within 60 days.

(2) The percentage of common stock owned is calculated based on the number of shares of common stock outstanding, plus in the case of each person the number of shares of common stock issuable only to such person upon the exercise of options or warrants and the conversion of convertible debt securities.

           PRO FORMA PRINCIPAL STOCKHOLDERS AND HOLDINGS OF MANAGEMENT


The following table sets forth certain information regarding (1) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) each director and named executive officer of our company and (3) all officers and directors as a group as of November 30, 2004, on a pro forma basis, giving effect to:

         o the conversion into common stock of all 10% convertible notes, and shares of convertible Series E preferred stock, Series F preferred stock and Series G preferred stock, at an effective assumed conversion price of $0.50 per share (up to 72,215,776 shares of common stock), and

         o all other security issuances described herein (up to 32,954,360 shares of common stock).


NAME AND ADDRESS                                     NUMBER OF SHARES                 APPROXIMATE PERCENTAGE
                                                  BENEFICIALLY OWNED (1)                OF COMMON STOCK (2)

Granite Management Company, LLC (3)(5)
407 SE 9th Street, Suite 100
Fort Lauderdale, FL 33316                                 15,000,000                            12.4%


Summit Trading Limited (4) (5)

120 Flagler Avenue                                        15,000,000                            12.4%
New Smyrna Beach, FL 32169

Monarch Pointe Fund LP (5) (6)
c/o Mercator Advisory Group LLC
555 South Flower Avenue, Suite 4500                        7,344,404                             6.0%
Los Angeles, CA 90071


Castlerigg Master Investments Limited (5) (7)

c/o Sandell Asset Management Corp.                        12,030,417                            10.0%
40 West 57th Street

New York, NY 10019


PHSL Worldwide, Inc.(8)
2200 S.W. 10th Street                                     20,000,000                            16.6%
Deerfield Beach, Fl  33442

Steve Markley
934 N. University Dr. Suite 202                              517,117                             *
Coral Springs, FL  33071

Gary Spaniak, Jr.
934 N. University Dr. Suite 202                            1,701,667                             *
Coral Springs, FL  33071

Steven Robinson
1401 Horizon Ct.                                             500,000                             *
Orlando, FL  32809

Gilbert Singerman
36665 Aberdeen Lane                                            2,000                             *
Solon, OH  44139

Robert Dolin
282S. Hollybrook Dr.
Pembroke Pines, FL  33025                                     62,500                             *
All Officers and directors as a group, (5                2,783,284                              2.3%
individuals)



*   less than 1%

(1) Pursuant to the rules of the Securities and Exchange Commission, a person is deemed to "beneficially own" shares of common stock over which the person has or shares investment or voting power, or has the right to acquire such power within 60 days.

(2) The percentage of common stock owned is calculated based on the number of shares of common stock outstanding, plus in the case of each person the number of shares of common stock issuable only to such person upon the exercise of options or warrants and the conversion of convertible debt securities.


(3) Voting control held by James Morrell. Granite Management Company, LLC, a private investment company, is a partner of GMI Investment Partners, a partnership that received 45,000 shares of our Series G preferred stock in connection with the transactions relating to our investment in Penthouse Media Group. Granite Management Company, LLC beneficially owns 11,246.88 shares of our Series G preferred stock that is convertible into 15,000,000 shares of our common stock.

(4) Voting control held by Richard Fixaris. Summit Trading Company Limited, a Bahamian holding company owned by the Weist Family Trust, is a partner of GMI Investment Partners. The Weist Family Trust is a private trust established for the benefit of Daisy Rodriguez, Stephanie Kaye, Tracia Fields and C.S. Arnold. Summit Trading Company beneficially owns 10,665.789 shares of our Series G preferred stock that are convertible into 14,225,000 shares of our common stock. Summit Trading Company also owns beneficially an additional 581.09 shares of our Series G preferred stock that is convertible into an additional 775,000 shares of our common stock; however, such 581.09 shares of Series G preferred stock, together with an additional 22,506.24 shares of Series G preferred stock (collectively convertible into an aggregate of 30,791,667 shares of our common stock) have been delivered in escrow.

(5) A total of 23,087.331 shares of our Series G preferred stock, convertible into an aggregate of 30,791,667 shares of our common stock have been placed in escrow for the benefit of Monarch Pointe Fund LP, Castlerigg Master Investments Limited, and the other holders of our 10% notes and Series F preferred stock, in the event that the trading price of our common stock at the time of conversion of such convertible securities shall be less than $3.00 per share. In the event that any shares of our common stock issuable upon conversion of such 23,087.331 escrowed shares of Series G preferred stock are not delivered to the holders of our convertible securities upon conversion thereof, the remaining escrowed shares shall be allocated to Molina Vector Investment Trust and Faries Capital LLC or their designees. Molina Vector Investment Trust, the principal stockholder of PHSL, is a trust created for the benefit of Dr. Luis Enrique Fernando Molina and Jason Galanis. Faries Capital LLC is owned by Charles L. Samel. Based on the current trading price of our common stock, if all of our outstanding 10% notes and shares of Series E preferred stock and Series F preferred stock were converted into our common stock, all of the escrowed shares would be allocated and issued to the holders of such convertible securities.

(6) Voting control held by Mercator Advisory Group, LLC. The principal owner of Mercator Advisory Group is David F. Firestone. Monarch Pointe Fund is a private equity fund that owns of record 35,000 shares of our Series E preferred stock, convertible into 1,166,667 shares of our common stock, has a beneficial interest in 6,810.606 shares of our escrowed Series G preferred stock convertible into up to 9,083,333 shares of our common stock, and holds warrants to purchase 430,280 shares of common stock at $3.00 per share.

(7) Voting control held by Sandell Asset Management Corp. The principal of Sandell Asset Management Corp. is Thomas E. Sandell. Castlerigg Master Investments Limited is a private equity fund that owns of record 32,500 shares of our Series F redeemable convertible preferred stock, convertible into 1,750,000 shares of our common stock, has a beneficial interest in 6,560.675 shares of our escrowed Series G preferred stock convertible into up to additional 8,750,000 shares of our common stock, and holds warrants to purchase 363,806 shares of common stock at $3.00 per share. In addition, we have registered 1,166,611 additional shares that may be issued to Castlerigg in connection with the payment of dividends on its Series F preferred stock.

(8) PHSL is a publicly owned entity. Consists of shares of common stock issuable upon conversion of 20,000 shares of our Series D preferred stock.

                              SELLING STOCKHOLDERS



None of the 74,866,307 shares of common stock being registered by means of this prospectus are beneficially owned by current holders of more than 5% of our outstanding common stock. However, an aggregate of 69,460,921 of such shares may become beneficially owned by stockholders who will own 5% or more of our outstanding common stock.

Penthouse Media Group Transaction

This prospectus relates to the registration of 42,165,947 shares of our common stock issuable upon the exercise by stockholders of warrants and conversion of convertible securities in connection with the Penthouse Media Group transaction. The 42,165,947 shares include up to 5,000,000 shares of common stock that may be issued to the selling stockholders under the terms of anti-dilution rights contained in the warrants, or convertible securities that they own. The shares warrants and convertible securities were issued in private offerings for cash.

iBill Transaction

We are also including, subject to American Stock Exchange approval and the consent of certain of our preferred stockholders and note holders, 20,000 shares of our common stock underlying our Series D preferred. The Series D preferred stock will be issued in connection with the termination of our prior agreement with PHSL to acquire Media Billing and its iBill subsidiary. Without the prior written consent of our board of directors, Media Billing is restricted from reselling any of the 20,000,000 shares of common stock that are issuable through the conversion of the Series D preferred stock for a period of one year from the date of the closing of the XTV transaction.

We are also registering 4,000,000 shares to be issued in connection with the Settlement and Termination Agreement paid to Oak Street Ventures, Inc., a third party consultant, that participated in the proposed transaction with iBill. The closing of the iBill transaction was not a condition precedent to the issuance of these consulting shares. The 4,000,000 shares are subject to a one-year lock up agreement. Gary Spaniak, Sr. is a principal of Oak Street Ventures, Inc. Gary Spaniak, Sr. is the father of Gary Spaniak, Jr. (an officer and director of our company). Gary Spaniak, Jr. disclaims any beneficial interest in securities owned by his father.

Other Selling Stockholders

We are registering 3,000,000 shares to be issued to American Collectors' Exchange, Inc. in connection with our acquisition of certain animation cel art library and related intellectual property in November. Under the agreement we purchased an aggregate of 26,261 pieces of cartoon animation cel art. Pursuant to an independent appraisal, we determined the purchase price for each piece of cel art to be $50.00 per piece. We valued the common stock issued under the agreement at $.45 per share. Under the agreement we also provided American Collectors' Exchange, Inc. piggyback registration rights on the shares of common stock. However, such shares are subject to a one year lock up agreement from the date we agreed to issue the shares.

We are also registering for resale up to 3,700,000 shares of common stock issued Original Cartoon Cels, Inc. in connection with our acquisition of certain animation cel art library and related intellectual property in December 2004. Under the agreement we purchased an aggregate of 33,739 pieces of cartoon animation cel art . Pursuant to an independent appraisal, we determined the purchase price for each piece of cel art to be $50.00 per piece. We valued the common stock issued under the agreement at $.45 per share. Under the agreement we also provided Original Cartoon Cels, Inc. piggyback registration rights on the shares of common stock. However, such shares are subject to a one year lock up agreement from the date we agreed to issue the shares.

On August 26, 2004, we approved the issuance of 503,680 shares of common stock to Oak Street Ventures, Inc. in connection with certain business consulting services provided to our company.

On August 26, 2004, we also approved the issuance of 503,680 shares of common stock to Corporation First, Inc. for certain business consulting services. Voting control of Corporation First is held by the mother of Gary Spaniak, Jr. He disclaims any beneficial ownership in the shares.

We are including 40,000 shares of our common stock previously issued to Northbound, Inc. in consideration for business consulting services provided to our company during 2004. These consulting services included services related to our insurance coverage. The principal of Northbound is the son of Gilbert Singerman, a director of our company. Gilbert Singerman disclaims beneficial ownership of any securities held by his son.

This registration statement also includes 200,000 shares issued to Children's Academy of Pompano Beach, Inc. The shares were issued to Children's Academy of Pompano Beach, Inc. in consideration for the termination of our lease agreement for our former executive offices and release of any potential claims under the lease agreement. The lease agreement was through December 2007 and the remaining obligations under the lease were approximately $307,500. The principal of Children's Academy of Pompano Beach, Inc. is the mother of Gary Spaniak, Jr. He disclaims any beneficial ownership in the shares.

..On October 5, 2004, we agreed to issue Catspaw Corporate Consultants, Inc. 175,000 shares of our common stock in consideration for business consulting services relating to our iBid America operations.

On October 5, 2004, we also agreed to issue 68,000 shares of our common stock to CCD Financial, Inc. in consideration for consulting services in connection with our introductions to Penthouse Media Group.

We are also registering 510,000 shares of common stock which we will issue to Adorno & Yoss, P.A. in consideration for legal services provided to our company.

Prior to the issuance of any of the shares included in this registration, we will seek American Stock Exchange approval for the issuance of such shares. Individual issuances that exceed 19.9% of our outstanding common stock as of the date of respective authorization for issuance may also require the consent of a majority of our shareholders prior to the actual issuance of such shares.

The selling stockholders may resell the shares they acquire by means of this prospectus from time to time in the public market. The costs of registering the shares offered by the selling stockholders are being paid by our company. The selling stockholders will pay all other costs of the sale of the shares offered by them.

The following table identifies the selling stockholders and the shares that are being offered for sale by the selling stockholders and the percentage ownership of common stock of each selling shareholder, based upon our actual fully diluted common stock outstanding as of November 30, 2004, on a pro forma basis, giving effect to the issuance, conversion and exercise of all of convertible securities at an assumed conversion price of $0.50 per share and issuance of the shares included in this prospectus.




                                                                                              OWNERSHIP AFTER
                                                                                                 OFFERING
                                                                           SHARES TO BE    NUMBER
                                                     NUMBER OF SHARES          SOLD          OF       PERCENT OF
                 NAME AND ADDRESS                   BENEFICIALLY OWNED   IN THIS OFFERING  SHARES       CLASS

Monarch Pointe Fund LP (1)(10)                           7,344,404         7,344,404           0           0
c/o Mercator Advisory Group LLC
555 South Flower Avenue, Suite 4500
Los Angeles, CA 90071

Castlerigg Master Investments Limited (2)(11)           12,030,417        12,030,417           0           0
c/o Sandell Asset Management Corp.
40 West 57th Street
New York, NY 10019

Vestcap Investments Ltd. (2)(12)                           480,360           480,360           0           0
C/O Sandell Asset Management Corp.
40 West 57th Street
New York, NY  10019



                                                                                              OWNERSHIP AFTER
                                                                                                 OFFERING
                                                                           SHARES TO BE    NUMBER
                                                     NUMBER OF SHARES          SOLD          OF       PERCENT OF
                 NAME AND ADDRESS                   BENEFICIALLY OWNED   IN THIS OFFERING  SHARES       CLASS


Mercator Investment Group LLC (1)(13)
555 South Flower Avenue, Suite 4500                         86,100            86,100           0           0
Los Angeles, CA 90071

PHSL Worldwide, Inc.(3)                                 20,000,000        20,000,000           0           0
2200 S.W. 10th Street
Deerfield Beach, FL  33442

Elliott Bruce Weiner, as trustee of the H. Robert        1,525,000         1,525,000           0           0
Weiner Trust of 1983 (4)(14)
c/o Stanley B. Weiner
5843 Hempstead Drive
Agoura Hills, CA  91301

Stanley B. Weiner, as trustee of the Blanche             1,525,000         1,525,000           0           0
Weiner Trust of 1982 (4)(15)
c/o Stanley B. Weiner
5843 Hempstead Drive
Agoura Hills, CA  91301

Elliot Bruce Weiner(4)                                     254,000           254,000           0           0
c/o Stanley B. Weiner
5843 Hempstead Drive
Agoura Hills, CA  91301

Elana May Essers (4)                                       127,000           127,000           0           0
c/o Stanley B. Weiner
5843 Hempstead Drive
Agoura Hills, CA  91301

Terrence Samuel Weiner (4)                                 127,000           127,000           0           0
c/o Stanley B. Weiner
5843 Hempstead Drive
Agoura Hills, CA  91301


Edward H. Arnold (4)                                     2,333,333         2,333,333           0           0

Hal Cook (4)                                               233,333           233,333           0           0


Gabriel Capital Partners, LLC (4)(16)                    2,543,333         2,543,333           0           0


Robert Henderson (4)                                     1,400,000         1,400,000           0           0

Gerald R. Horst (4)                                      3,966,667         3,966,667           0           0

Gulalai Mayar (4)                                          116,667           116,667           0           0

George Morris (4)                                           58,333            58,333           0           0

Shalva Morris (4)                                          233,333           233,333           0           0

Greg Mudwilder (4)                                         700,000           700,000           0           0

Steven H. Noel (4)                                       1,166,667         1,166,667           0           0

Anton J. Parisi (4)                                        233,333           233,333           0           0

                                                                                              OWNERSHIP AFTER
                                                                                                OFFERING
                                                                           SHARES TO BE    NUMBER
                                                     NUMBER OF SHARES          SOLD          OF       PERCENT OF
                 NAME AND ADDRESS                   BENEFICIALLY OWNED   IN THIS OFFERING  SHARES       CLASS


Rooms.Com (4)(20)                                        3,698,333         3,698,333           0           0


James and Patricia Sanchez (4)                           1,166,667         1,166,667           0           0

Dan Selnick (4)                                            466,667           466,667           0           0

Chris Woodruff (4)                                         350,000           350,000           0           0


American Collectors Exchange, Inc.(5)                    3,000,000         3,000,000           0           0
2201 S.E. 15th Avenue
Cape Coral, FL  33990

Catspaw Corporate Consultants, Inc.(5)                     175,000           175,000           0           0
1900 63rd Avenue S.
St. Petersburg, FL 33712

Oak Street Ventures, Inc.(6)                             4,503,680         4,503,680           0           0
600 Oak Avenue
Stanford, FL  32771

Original Cartoon Cels, Inc.(7)                           3,700,000         3,700,000           0           0
600 Oak Avenue
Sanford, FL  32771

CCD Financial, Inc.(8)                                     68,000            68,000            0           0
2 Washington Square
Larchmont, NY  10583

Adorno & Yoss, P.A.(9)                                    510,000            510,000           0           0
350 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, FL 33301

Corporation First, Inc.(17)                               503,680            503,680           0           0
760 E. McNab Road
Pompano Beach, FL  33060

Northbound, Inc.(18)                                      40,000              40,000           0           0
3681 S. Green Road
Beachwood, OH  44122

Children's Academy of Pompano Beach, Inc.(19)             200,000            200,000           0           0
760 E. McNab Road
Pompano Beach, FL  33060

Total                                                                     74,866,307
                                                                         ------------



(1) Consists of shares of common stock issuable upon exercise of our Series E preferred stock and exercise of warrants.

(2) Consists of shares of common stock issuable upon exercise of our Series F preferred stock, the exercise of warrants and 1,000,000 shares potentially issuable as dividends on our Series F preferred stock.

(3) PHSL Worldwide is a publicly traded entity. Consists of shares of common stock issuable upon conversion of 20,000 shares of our Series D preferred stock.

(4) Consists of shares of common stock issuable upon conversion of our 10% notes due 2009 and exercise of warrants to purchase our common stock. Except as otherwise indicated in the above table, all addresses are c/o Granite Financial Partners, LLC, 407 S.E. 9th Street, Suite 100, Fort Lauderdale, FL 33316.

(5)      Voting control held by Lacy Loar.

(6) Common stock to be issued in consideration of consulting fee payable in connection with iBill transaction (4,000,000 shares) and other consulting services (503,680 shares). Voting control held by Bobby Story, Gary Spaniak, Sr. and Charles Trapp.
(7)      Voting control is held by Miguel Dotres.
(8)      Voting control held by Larry Diodato.
(9)      Voting control held by Charles Pearlman.
(10) Voting control held by Mercator Advisory Group, LLC. The principal owner of Mercator Advisory Group is David F. Firestone.
(11) Voting control held by Sandell Asset Management Corp. The principal of Sandell Asset Management Corp is Thomas E. Sandell.
(12)     Voting control held by Ezzat Jallad.
(13)     Voting control held by David F. Firestone.
(14)     Voting control held by Elliot Bruce Weiner.
(15)     Voting control held by Stanley B. Weiner.
(16)     Voting control held by Gil Sternback.
(17)     Voting control held by Arlette Spaniak.
(18)     Voting control held by Egon Singerman.
(19)     Voting control held by Arlette Spaniak.
(20)     Voting control held by James Morrell.

                              PLAN OF DISTRIBUTION

The stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o        short sales;

         o broker-dealers may agree with the stockholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale;

         o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

         o        any other method permitted pursuant to applicable law.

Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus. Broker-dealers engaged by the stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Broker dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker dealer is unable to do so acting as agent for us or a shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker dealers, including transactions of the nature described above, in the over the counter markets or otherwise at prices and on terms then prevailing at the time of sale, at prices other than related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers such shares commissions as described above.

In connection with the sale of our common stock or interests therein, the stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of stockholders to include the pledgee, transferee or other successors in interest as stockholders under this prospectus.

The stockholders may also transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The stockholders and any broker-dealers or agents involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The stockholders have informed us they do not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

We have advised each selling shareholder that in the event of a "distribution" of the shares owned by the shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

                           DESCRIPTION OF COMMON STOCK


COMMON STOCK

We are authorized to issue 30,000,000 shares of common stock. As of November 30, 2004, we had 15,672,425 outstanding shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.


Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid. Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.


We intend to amend our certificate of incorporation to increase the number of authorized shares of our common stock to 350,000,000. We intend to file an Information Statement on Form 14C with the Securities and Exchange Commission. Upon completion of the applicable review period, we intend to mail such information statement, disclosing the proposed amendment to our certificate of incorporation and the reasons for such stockholder action in compliance with federal and state law. It is anticipated that we will increase our authorized common stock during early 2005 by the filing of the amendment to our certificate of incorporation with the Secretary of State of the State of Delaware.


TRANSFER AGENT

The transfer agent for our shares of common stock is Executive Register and Transfer Agency, Inc. located at 3615 South Huron Street, Suite 104, Englewood, Colorado 80110.

                                  LEGAL MATTERS


Certain legal matters in connection with the securities being offered hereby have been passed upon for us by Adorno & Yoss, P.A., Fort Lauderdale, Florida. We have agreed to issue Adorno & Yoss, P.A. 510,000 shares of our common stock in consideration of legal services provided to our company. These shares are included in this registration statement.



                                     EXPERTS

The Financial Statements of us included in this prospectus for the years ended December 31, 2003 and 2002 have been so incorporated in reliance on the reports of Jewett, Schwartz & Associates and William J. Hadaway, C.P.A. independent accountants, given on authority of said firm as experts in auditing and accounting.


                              AVAILABLE INFORMATION

We are subject to the informational requirements of the 1934 Act and in accordance therewith are required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of any such reports, proxy statements and other information filed can be inspected and copied at the public reference facility maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission at its office in Washington, D.C. at prescribed rates. Certain information is also available at the Internet web site maintained by the SEC at www.sec.gov.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this prospectus nor any sale made in this prospectus shall, under any circumstances, create any implication that the information in this prospectus is correct as of any time subsequent to the date of this prospectus or that there has been no change in our affairs since such date.

                                 INDEMNIFICATION

We have authority under Delaware General Corporation Law to indemnify our directors and officers to the extent provided for in such statute. Our Articles of Incorporation provide that we will our officers and directors to the fullest extent permitted by law.

The provisions of the Delaware General Corporation Law that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for:

o violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

         o        deriving an improper personal benefit from a transaction;

         o        voting for or assenting to an unlawful distribution; and

         o willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in our favor or in a proceeding by or in the right of a shareholder.

         o The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws.

         o The effect of the foregoing requires us to indemnify our officers and directors for any claim arising against them in their official capacities provided that they acted in good faith and in a manner that they reasonably believed to be in our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company under the provisions above, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore enforceable.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations not contained in this prospectus in connection with this offer. If given or made, this information or representations must not be relied upon as having been authorized by our company or any underwriter. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities we have offered in any circumstance in which an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus will under any circumstances create an implication that information in this prospectus is correct at any time subsequent to the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the stockholders. All of the amounts shown are estimates, except for the SEC Filing Fees.


SEC Filing Fee                                      $  6,323.53
Legal Fees and Expenses                               50,000.00
Accounting Fees and Expenses                          10,000.00
Miscellaneous Expenses                                 3,676.47
                                                    -----------
                  TOTAL                             $ 70,000.00
                                                    ===========


ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS


Section 145 of the Delaware General Corporation Law ("DGCL") provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative or in defense of any claim, issue, or matter therein (hereinafter a "Proceeding"), by reason of the fact that person is or was a director, officer, employee or agent of a corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (collectively an "Agent" of the corporation) that person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

The DGCL also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened Proceeding by reason of the fact that person is or was an Agent of the corporation, against expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that person's conduct was unlawful; provided, however, that in an action by or in the right of the corporation, the corporation may not indemnify such person in respect of any claim, issue, or matter as to which that person is adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such proceeding was brought determined that, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably entitled in indemnity.

The Company's Certificate of Incorporation limits the liability of its Agents to the fullest extent permitted by the DGCL and provides that the Company may indemnify, to the fullest extent permitted by applicable law, any Agent who was or is made or is threatened to be made a party to a proceeding against all liability and loss suffered and expenses reasonably incurred by the Agent.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS


Exhibits      Description


2.1           Settlement and securities purchase agreement, dated as of  September 21, 2004, with PET Capital Partners LLC,
              Absolute Return Europe Fund, Susan Devine, NAFT Ventures I LLC, Marc H. Bell, Daniel Staton, Penthouse
              International, Inc., The Molina Vector Investment, and Milberg Weiss Bershad & Schulman LLP, as escrow agent.*
2.2           Stockholders agreement, dated October 19, 2004 among the Bell/Staton Group and the Company.*
2.3           August 22, 2004 securities purchase agreement, as amended, between the Company and Penthouse
              International, Inc. ("PII") and Certificate of Series D Convertible Preferred Stock.*
2.4           Form of iBill Settlement and Termination Agreement effective December 6, 2004. (to be filed by post effective amendment)
2.5           Settlement and Termination Agreement with Oak Street Ventures, Inc.**
5.1           Legal Opinion**
10.1          Form of subscription agreement, dated as of September 20, 2004, between the Company and holders of 10%
              convertible subordinated secured notes of the Company due 2009.*
10.2          Form of 10% Note.*
10.3          Form of security agreement between the Company and holders of 10% Notes.*
10.4          Form of pledge agreement among the Company, the holders of 10% Notes and holders of Series F preferred stock.*
10.5          Form of subscription agreement, dated as of September 20, 2004, between the Company and Monarch Pointe
              Fund, Ltd., as holder of 35,000 shares of Series E convertible preferred stock.*
10.6          Certificate of designation for Series E Preferred Stock.*
10.7          Form of subscription agreement, dated as of September 28, 2004, between the Company and Castlerigg Master Investments Limited and
              Vestcap International Management Limited, as holders of 34,500 shares of Series F convertible senior secured preferred stock.*
10.8          Certificate of designation for Series F Preferred Stock.*
10.9          Form of security agreement between the Company and holders of Series F Preferred Stock.*
10.10         Form of pledge agreement among the Company, the holders of 10% Notes and holders of Series F preferred stock.*
10.11         September 23, 2004 stock purchase agreement among GMI Investment Partners, Penthouse International, Inc.
              and the Company.*
10.12         Certificate of designation for Series G convertible preferred stock issuable to GMI Partners.*
10.13         Form of registration rights agreement between the Company and holders of Convertible Securities.*
11.14         Cel Art Purchase and Sale Agreement with American Collectors Exchange, Inc. and Lock Up Agreement.**
11.15         Cel Art Purchase and Sale Agreement with Original Cartoon Cels, Inc. and Lock Up Agreement.**
11.16         Oak Street Ventures, Inc. Business Consulting Agreement.**
11.17         Corporation First, Inc. Business Consulting Agreement.**
11.18         Agreement with Adorno & Yoss, P.A.**
11.19         Northbound, Inc. Business Consulting Agreement.**
11.20         Catspaw Corporate Consultants, Inc. Business Consulting Agreement.**
11.21         CCD Financial, Inc. Consulting Agreement.**
11.22         Settlement and Termination of Lease Agreement**
23.1          Auditor Consent.**
23.2          Auditor Consent.**
23.3          Attorney Consent (included in exhibit 5.1).


* Filed with Registrant's Form 8-K dated October 19, 2004.


**  Filed herein

ITEM 17.  UNDERTAKINGS


(1) The undersigned registrant hereby undertakes to file, during any period in which it offers or sells securities, a post-effective amendment to the registration statement to:

         (i) include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts of events which, individually or together represent a fundamental change in the information in the registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.


Provided, however, that (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement.


(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the following provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES


Pursuant to the requirements of the Securities Act of l933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Deerfield Beach, Florida on the 28th day of December 2004.


INTERACTIVE BRAND DEVELOPMENTS, INC.


By: /s/Steve Markley
------------------------------------
Name: Steve Markley
Title:  CEO



In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 28, 2004:



Signature                                     Title
---------                                     -----


/s/  Steve Markley                            Chief Executive Officer and
------------------                            Principal Executive Officer
Steve Markley



/s/  Gary Spaniak, Jr.                         Principal Financial Officer
----------------------

Gary Spaniak, Jr.




/s/ Robert Dolin                              Director
----------------
Robert Dolin



/s/  Gilbert Singerman                        Director
----------------------
Gilbert Singerman



/s/  Steve Robinson
Steve Robinson                                Director